UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cabot Corporation

(Name of Registrant as Specified In Its Charter)

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January 28, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 7, 2013 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. If you received your annual meeting materials by e-mail, the e-mail contains voting instructions and links to the proxy statement and Annual Report on the Internet.

You will find information regarding the matters to be voted on at the meeting in the attached proxy statement. Following the formal portion of the meeting, there will be a report on Cabot’s operations during fiscal 2012 followed by a question and answer period.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card or, if your proxy card or voter instruction form so indicates, by phone or the Internet.

We look forward to seeing you at the meeting.

Sincerely,

PATRICK M. PREVOST
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held on March 7, 2013

The 2013 Annual Meeting of Stockholders of Cabot Corporation will be held on Thursday, March 7, 2013 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, for the following purposes:

1.	To elect four directors, John S. Clarkeson, Roderick C.G. MacLeod, Sue H. Rataj and Ronaldo H. Schmitz, to the class of directors whose term expires in 2016;

2.	Advisory approval of our executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on January 18, 2013. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) by Internet, (2) by phone or (3) by mail. You may still vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors and on the compensation of our named executive officers, your shares will not be voted on these matters.

This notice and proxy statement are first being sent to stockholders on or about February 1, 2013. Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

By order of the Board of Directors,

Jane A. Bell

Secretary

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

January 28, 2013

ABOUT THE ANNUAL MEETING

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Proxy Statement

References to “the Company”, “Cabot”, “we”, “us”, and “our” in this proxy statement mean Cabot Corporation.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of Cabot Corporation is soliciting your vote at the 2013 Annual Meeting of Stockholders (“2013 Annual Meeting” or “the meeting”).

What am I voting on?

You are voting on:

•	Proposal 1: Election of John S. Clarkeson, Roderick C.G. MacLeod, Sue H. Rataj and Ronaldo H. Schmitz to the class of directors whose term expires in 2016 (see page 12);

•	Proposal 2: Advisory approval of our executive compensation (see page 54);

•	Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013 (see page 59); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends that you vote:

•	FOR each of the four nominees for director;

•	FOR the advisory approval of our executive compensation (commonly referred to as “say-on-pay”); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013.

Unless you give other instructions on your proxy card, the persons named as proxy holders will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

Only stockholders of record at the close of business on January 18, 2013 will be entitled to vote at the 2013 Annual Meeting. As of that date, there were 63,772,731 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

State Street Bank and Trust Company is the trustee of common stock held in the Cabot Common ESOP Fund portion of Cabot’s Retirement Savings Plan and is the record owner of all of those shares. The Vanguard Fiduciary Trust Company is the trustee of the Cabot Common Stock Fund portion of the Retirement Savings Plan and is the record owner of all of those shares. Each trustee is authorized to vote such shares in accordance with instructions from participants in, and the terms of, the Retirement Savings Plan.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2013 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of January 18, 2013 must be present in person or by proxy at the meeting. This majority is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2013 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when the beneficial owner of shares held by a broker does not give the broker voting instructions on a non-routine matter for which the broker lacks discretionary authority to vote the shares. Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on proposals 1 and 2, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For each of proposals 1, 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN”.

•

Proposal 1 — Election of Directors. A nominee will be elected to the Board of Directors if the votes properly cast “for” his or her election exceed the votes properly cast “against” such nominee’s election. Broker non-votes and abstentions will have no effect on the results of this vote.

•	Proposal 2 — Say-on-Pay. Because proposal 2 is an advisory vote, there is no minimum vote requirement that constitutes approval of this proposal.

•

Proposal 3 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes properly cast on proposal 3 is required to ratify the appointment of Cabot’s independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

What if there are more votes “AGAINST” a nominee for director than votes “FOR”?

Each of the nominees is an incumbent director who has tendered a conditional resignation that is effective upon (i) the failure to receive a majority of the votes cast for his or her re-election at the 2013 Annual Meeting and (ii) the Board’s acceptance of this resignation. The Governance and Nominating Committee of the Board of Directors is responsible for initially considering the resignation and making a recommendation to the Board of Directors. The director whose resignation is under consideration is expected to abstain from participating in any decision regarding his or her resignation. The Governance and Nominating Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If the resignation is not accepted, the director will continue to serve until his or her successor is elected and qualified.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. If your shares are held in “street name” in a brokerage account or by a bank or other nominee, you must request a legal proxy from your bank, broker or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Even if you plan to attend the 2013 Annual Meeting, we encourage you to vote your shares by proxy. Most stockholders have three options for submitting their votes by proxy: (1) by Internet, (2) by phone or (3) by mail. If you have received your 2013 Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you have received your 2013 Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 7, 2013.

If you hold your Cabot stock in a brokerage account, your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your voter instruction form carefully.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

If you hold your stock through a Cabot employee benefit plan, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the 2013 Annual Meeting.

If you hold shares in the Retirement Savings Plan, your vote will influence how the plan’s trustees vote (i) those shares for which no instructions are received from other plan participants and (ii) those shares that have not yet been allocated to participants’ accounts because the trustees will vote those shares in the same proportion as the shares for which instructions are received. Similarly, if you hold shares in the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote will influence how the trustee of that plan votes those shares for which no instructions are received from other plan participants as those shares will be voted in the same proportion as shares for which instructions are received. If you hold shares in either of those plans and do not vote, the plan trustees will vote your shares (along with all other shares in the plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the plan.

In order for your instructions to be followed, you must provide instructions for the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 5, 2013 or by voting over the telephone or the Internet by 1:00 a.m., Eastern Time, on March 6, 2013.

Can I change or revoke my vote?

Yes. You can change or revoke your vote by (1) re-voting by telephone or by Internet as instructed above (only your latest telephone or Internet vote will be counted), (2) signing and dating a new proxy card or voting instruction form and submitting it as instructed above (only your latest proxy card or voting instruction form will be counted), (3) if your shares are registered in your name, delivering timely notice of revocation to the Secretary, Cabot Corporation, 2 Seaport Lane, Suite 1300, Boston, Massachusetts 02210, or (4) attending the meeting and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If you hold shares through a bank or broker, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare and either Cabot’s Corporate Secretary or a representative of Cabot’s Law Department will act as Inspectors of Election.

What if I return my proxy card but don’t vote for some of the matters listed?

If you return a signed proxy card without indicating your vote, your shares will be voted in line with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

Can other matters be decided at the 2013 Annual Meeting?

We are not aware of any other matters that will be considered at the 2013 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2013 Annual Meeting is open to all Cabot stockholders. If you need directions to the meeting, please call Cabot’s Investor Relations Group at (617) 342-6090. When you arrive at Cabot’s Corporate Headquarters, please go to the 13th Floor and signs will direct you to the meeting room. You need not attend the 2013 Annual Meeting to vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 7, 2013

This proxy statement and our 2012 Annual Report on Form 10-K are available at the following Internet address: http://www.cabot-corp.com/2013annualmeeting.

If you received your 2013 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Cabot shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/us/investor to create a login and to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit Computershare’s website www.computershare.com/us/investor to change your delivery preference or call them at (800) 730-4001 in the U.S. or at (781) 575-3170 outside the U.S.

If you hold your Cabot stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors held six meetings in fiscal 2012. Each director attended at least 85% of the Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served.

The Board of Directors has five standing Committees: Audit, Compensation, Executive, Governance and Nominating (“Governance”), and Safety, Health and Environmental Affairs (“SH&E”). The following table shows the membership of these committees. The Audit, Compensation, Governance, and SH&E Committees presently are composed entirely of independent directors. The Executive Committee presently is composed of one employee director and three independent directors.

Name	Audit		Compensation		Executive		Governance		SH&E
John S. Clarkeson			X		X		X	*
Juan Enriquez	X								X
Gautam S. Kaji	X								X
William C. Kirby	X
Roderick C.G. MacLeod	X								X
Henry F. McCance			X	*	X		X
John K. McGillicuddy	X	*					X
John F. O’Brien					X	*	X
Patrick M. Prevost					X
Sue H. Rataj	X								X
Ronaldo H. Schmitz			X						X
Lydia W. Thomas	X								X	*
Mark S. Wrighton			X						X

*	Committee Chair

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) our risk assessment and risk management processes. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm.

•

Monitors the qualifications, independence and performance of our independent registered public accounting firm and approves professional services provided by the independent registered public accounting firm.

•	Reviews with our independent registered public accounting firm the scope and results of the audit engagement.

•	Reviews the activities and recommendations of our independent registered public accounting firm.

•

Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent registered public accounting firm, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews Cabot’s accounting policies, risk assessment and risk management processes, control systems and compliance activities.

The specific responsibilities and functions of the Audit Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Audit Committee met fourteen times in fiscal 2012 and acted by written consent three times.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.

•

Establish policies applicable to the compensation, severance or other remuneration of Cabot’s management Executive Committee, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.

•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive plan.

•

Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under Cabot’s long-term incentive program.

•	Appoint the members of the Company’s Benefits and Investment Committees and monitor their activities.

The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Compensation Committee met five times during fiscal 2012 and acted by written consent twice.

Executive Committee

The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are reported to the Board at its next meeting. The Executive Committee met once during fiscal 2012.

Governance Committee

The Governance Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.

•	Identifying individuals qualified to become directors of Cabot.

•	Recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders.

•	Recommending committee assignments.

•	Leading the annual review of the Board’s performance.

•	Recommending compensation and benefit policies for Cabot’s directors.

•	Reviewing and making determinations regarding interested transactions under Cabot’s Related Person Transaction Policy and Procedures.

The specific responsibilities and functions of the Governance Committee are identified in its charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Governance Committee met four times during fiscal 2012.

SH&E Committee

The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and risk management processes.

•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, and site security and safety issues.

•	Safety, health and environmental training initiatives.

•	Cabot’s safety, health and environmental budget and capital expenditures.

The specific responsibilities and functions of the SH&E Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The SH&E Committee met three times during fiscal 2012.

Our Board’s Role in Risk Oversight

Our Board oversees our enterprise-wide program of risk management. Cabot management is primarily responsible for day-to-day risk management practices and, together with other personnel, regularly engages in an enterprise-wide risk assessment. This assessment is updated on a continual basis and includes a comprehensive review of a broad range of risks, including financial, operational, business, legal, regulatory, reputational, governance, and managerial risks which may potentially affect the Company. From this assessment, the most significant risks in terms of their likelihood and severity are identified, and plans to manage and mitigate these risks are developed. Cabot management regularly reports to either the full Board or the relevant Committee of the Board our major risk exposures, their potential operational or financial impact on Cabot, and the steps we take to manage them.

Our Board has ultimate responsibility for risk oversight and oversees our corporate strategy, business development, capital structure, market exposure and country specific risks. Each Committee also has responsibility for risk oversight. The Audit Committee focuses on financial risk, including internal controls and legal and compliance risks and receives regular reports from our independent registered public accounting firm and our General Counsel. The Audit Committee also oversees the Company’s enterprise risk management processes. The SH&E Committee assists the Board in fulfilling its oversight responsibility by reviewing the effectiveness of our safety, health and environmental programs and initiatives and overseeing matters related to stewardship and sustainability of our products and manufacturing processes. The Compensation Committee considers human resources risks and evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. Finally, the Governance Committee considers governance and Board and CEO succession planning risks, and evaluates director skills and qualifications to ensure each Committee has directors with the requisite skills to oversee the applicable risks that are the focus of that Committee. The Company has a robust risk management program, the strength of which is not dependent on the Board’s leadership structure.

Our “Compensation Discussion and Analysis” (“CD&A”) describes our compensation policies, programs and practices for our executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in our CD&A apply to all participants in our corporate short and long-term incentive programs. Participants in our long-term incentive program who are not members of the management Executive Committee receive awards consisting of time-based restricted stock units and performance-based restricted stock units, and otherwise the program is consistent throughout the Company. Beyond our corporate short-and long-term incentive programs, substantially all of our facilities outside North America offer annual cash incentive plans.

Our management evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking. The assessment was presented to and reviewed by the Compensation Committee. Among the program features evaluated were the types of compensation offered, performance metrics, the alignment between performance goals, payout curves and the Company’s business strategy, and the overall mix of incentive awards. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Specific features of the programs to mitigate risk include, as applicable, the following: caps limiting the amount that can be paid under the corporate short- and long-term incentive programs and all of the local cash incentive programs; a balanced mix of annual and longer-term incentive opportunities; the mix of cash and equity incentives; multiple performance metrics; management processes to oversee risk associated with each of our incentive programs; stock ownership guidelines for members of the management Executive Committee; and significant controls for business decisions. In our CD&A we describe in more detail the features of our executive compensation programs that are designed to mitigate risk, including the oversight provided by the Compensation Committee, which reviews and approves the design, goals and payouts under our corporate short- and long-term incentive programs and each executive officer’s compensation. Based on our assessment, we believe our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Directors who are Cabot employees do not receive compensation for their services as directors. Annual compensation for non-employee directors is comprised of cash compensation and a grant of Cabot common stock. The Governance Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors. The Governance Committee generally reviews director compensation annually and recommends changes to our Board of Directors as appropriate. In reviewing director compensation, the Governance Committee reviews competitive market data to evaluate the reasonableness of our director compensation and the appropriate mix of cash and equity compensation.

Cash Compensation

Cash compensation for our non-employee directors consists of an annual retainer of $75,000 (which was increased from $65,000 effective January 1, 2012), plus the following annual amounts for specific roles:

•	$21,000 for serving on the Audit Committee (plus another $40,000 for serving as Chair of the Audit Committee).

•	$7,000 for serving on each of the Compensation, SH&E or Governance Committees (plus another $10,000 for serving as Chair of the Compensation, SH&E or Governance Committees).

•	$110,000 for serving as Non-Executive Chairman of the Board of Directors.

Cash compensation is paid quarterly and, when Committee membership changes during a quarter, is pro-rated to reflect service during the quarter.

During calendar year 2012, the Governance Committee engaged Mercer LLC, a national executive compensation consulting firm, to assist with a review of Cabot’s director compensation practices. Following this review and upon the recommendation of the Governance Committee, our Board of Directors approved, effective January 1, 2013, a decrease in the annual retainer paid for serving on the Audit Committee and a decrease in the additional annual retainer paid for serving as Chair of the Audit Committee. Effective January 1, 2013, the annual retainer for serving on the Audit Committee is $16,000 and the additional annual retainer for serving as Chair of this Committee is $25,000. The Governance Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Governance Committee.

Stock Compensation

Under our Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is eligible to receive each calendar year shares of Cabot common stock as a portion of his or her compensation for services to be performed in that year. The number of shares awarded is set each year by the Governance Committee. For calendar 2012, the Governance Committee approved an award of shares with a value of $75,000 (2,212 shares) to each non-employee director. The closing price of our common stock on January 13, 2012, the date such shares were granted, was $33.91. Mr. Kirby, who was elected to the Board effective July 10, 2012, received a grant of shares with a pro-rated value of $37,500 (922 shares) on July 10, 2012. The closing price of our common stock on July 10, 2012 was $40.71.

As of January 18, 2013, there were 141,272 shares available for issuance under the Directors’ Stock Plan.

We believe that it is desirable for directors to have an equity interest in Cabot and we encourage all directors to own a reasonable amount of Cabot stock to align director and stockholder interests and to enhance a director’s long-term perspective. Accordingly, our Corporate Governance Guidelines require non-employee directors to have an equity ownership in Cabot of at least 10,000 shares. It is expected that this ownership interest will generally be achieved within a five-year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with this ownership requirement, any deferred shares are considered owned by the director. In addition, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Reimbursement of Certain Expenses

Our Corporate Governance Guidelines state that Cabot will not provide retirement or other benefits or perquisites to non-employee directors. Directors, however, are reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel.

Deferred Compensation

Under the Cabot Corporation Deferred Compensation Plan, directors can elect to defer receipt of any cash compensation payable in a calendar year for a period of at least three years or until they cease to be members of the Board of Directors. In any year, these deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable year or (ii) treated as invested in Cabot phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral (with phantom dividends being accrued and treated as if reinvested in phantom stock units). Mr. Enriquez and Mr. McCance elected to defer receipt of their 2012 cash compensation and treat the deferred amounts as invested in phantom stock units. Mr. Kirby elected to defer receipt of his 2012 cash compensation and have it credited with interest at a rate equal to the Moody’s Corporate Bond Rate. The Moody’s Corporate Bond Rate used to calculate interest during 2012 was 4.39%.

Under the Non-Employee Directors’ Stock Deferral Plan, directors also may defer receipt of the shares of common stock issuable to them under the Directors’ Stock Plan. For each share of stock deferred, a director is credited with one Cabot phantom stock unit to a notional account created in the director’s name. Dividends that would otherwise be payable on the deferred shares accrue in the account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the year. The rate used to calculate interest during 2012 was 4.39%. At the end of the deferral period, the deferred shares of Cabot common stock are issued to the director, along with the accrued cash dividends and interest earned, either in one issuance or in installments over a period of up to ten years. Mr. Enriquez, Mr. Kirby, Mr. McCance, Mr. McGillicuddy, and Dr. Schmitz elected to defer their 2012 stock awards.

Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors in fiscal 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
John S. Clarkeson	96,500	75,009	613	172,122
Juan Enriquez	100,500	75,009	515	176,024
Gautam S. Kaji	100,500	75,009	—	175,509
William C. Kirby	24,000	37,535	141	61,676
Roderick C.G. MacLeod	100,500	75,009	—	175,509
Henry F. McCance	96,500	75,009	515	172,024
John K. McGillicuddy	140,500	75,009	147	215,656
John F. O’Brien	189,500	75,009	—	264,509
Sue H. Rataj	97,000	75,009	—	172,009
Ronaldo H. Schmitz	86,500	75,009	686	162,195
Lydia W. Thomas	110,500	75,009	—	185,509
Mark S. Wrighton	86,500	75,009	8,884	170,393

1.

Cash compensation has been pro-rated to reflect changes in Board and Committee service that occurred during the fiscal year. The amounts reported in this column for Messrs. Enriquez, Kirby and McCance were deferred under the Deferred Compensation Plan described above.

2.

Reflects the grant date fair value of shares of stock granted to each non-employee director computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on the date of grant, which was July 10, 2012 ($40.71) for Mr. Kirby and January 13, 2012 ($33.91) for all other non-employee directors. The stock awards reported in this column for Messrs. Enriquez, Kirby, McCance and McGillicuddy and Dr. Schmitz were deferred under the Non-Employee Directors’ Stock Deferral Plan described above.

3.

Represents above-market interest (the portion exceeding 120% of the applicable long-term rate) on compensation that has been deferred under the Non-Employee Directors’ Stock Deferral Plan by Messrs. Clarkeson, Enriquez, Kirby, McCance and McGillicuddy and Drs. Schmitz and Wrighton.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Qualifications

The Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, qualifications and experience; and recommends nominees for director to the Board for approval.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of the Board’s members must be independent under Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that the Board as a whole reflect a range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) domestic and international markets, (v) corporate governance, and (vi) the specialty chemicals and related industries sufficient to provide sound and prudent guidance about Cabot’s operations and interests.

In addition, the desired attributes of individual directors are (i) integrity and demonstrated high ethical standards; (ii) sound judgment; (iii) demonstrated leadership; (iv) knowledge, experience and skills in at least one specialty area, such as corporate management, accounting or finance, marketing, manufacturing, technology, information systems, international business or the specialty chemicals industry; (v) compassion; (vi) willingness and ability to work with other members of the Board openly and constructively; (vii) the ability to communicate clearly and persuasively; and (viii) diversity of origin, background, experience and thought. We believe that it is valuable to have a diverse Board that is representative of our global business, customers, employees and stockholders. The Governance Committee implements and assesses the effectiveness of this practice by considering each Board member’s professional experience, background, education, skill, age, race, gender and national origin when selecting nominees for director. We also require that our Board members be able to dedicate the time sufficient to ensure the diligent performance of their duties on our behalf.

Board of Directors

Our Board of Directors currently has thirteen members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Four directors are proposed to be elected at the 2013 Annual Meeting. The terms of John S. Clarkeson, Roderick C.G. MacLeod, Sue H. Rataj and Ronaldo H. Schmitz expire this year and our Board of Directors has nominated each of them for a three-year term that will expire at the annual meeting in 2016. All of them are current directors, and with the exception of Ms. Rataj, have been elected by stockholders at previous annual meetings. On the recommendation of the Governance Committee, the Board elected Ms. Rataj a director in 2011.

Effective July 10, 2012, Cabot’s Board of Directors elected William C. Kirby as a director in the class whose term expires at the 2014 Annual Meeting of Stockholders and as a member of the Audit Committee.

Upon the election of the nominated directors, Cabot’s Board of Directors will have thirteen members. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2013 Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no substitute nominees are identified by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than four nominees.

Vote Required

A nominee will be elected to the Board of Directors if the votes properly cast “for” his or her election exceed the votes properly cast “against” such nominee’s election.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of its four nominees.

Certain Information Regarding Directors

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2013 Annual Meeting to serve as a director of the Company, all of the nominees and directors have a reputation for honesty, integrity, sound judgment and adherence to high ethical standards. Each of the nominees and directors has demonstrated the willingness and ability to make the significant commitment of time and energy to serve on our Board and its Committees, and to engage management and each other openly and constructively.

John S. Clarkeson (Nominee for Election)

Age: 70

Committee Memberships: Compensation, Executive, Governance (Chair)

Director since: 1998

Term of Office Expires: 2013

Business Experience:

Mr. Clarkeson is Chairman Emeritus of The Boston Consulting Group, Inc., a management consulting firm, a position he has held since May 2007. Mr. Clarkeson joined The Boston Consulting Group in 1966 and served as Chief Executive Officer from 1986 to 1997, Chairman of the Board of Directors from 1998 to 2003 and Co-Chairman of the Board of Directors from 2004 to April 2007. Mr. Clarkeson also serves as a trustee of Northeast Utilities. In his over forty years of experience with The Boston Consulting Group, Mr. Clarkeson gained significant leadership experience as he partnered with clients worldwide to provide business strategy advice. Among his many qualifications, Mr. Clarkeson brings to the Board substantial management, corporate governance and strategic planning expertise.

Juan Enriquez

Age: 53

Committee Memberships: Audit, SH&E

Director since: 2005

Term of Office Expires: 2014

Business Experience:

Mr. Enriquez has served as Chairman of the Board of Directors and Chief Executive Officer of Biotechonomy Ventures, a life sciences research and investment firm, since 2003 and Managing Director of Excel Venture Management, a life sciences investment company, since March 2008. Prior to that, Mr. Enriquez served as Director of the Life Science Project at Harvard Business School from 2001 to 2003. He is also a member of the Board of Directors of various start-up companies. Mr. Enriquez’s background and experience in technology ventures has provided him the opportunity to develop significant expertise in technology, start-up companies, and international business matters, which makes him well qualified to serve on the Board. Mr. Enriquez brings to the Board the extensive leadership experience he gained through his involvement in Biotechonomy and Excel Venture Management.

Gautam S. Kaji

Age: 71

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2014

Business Experience:

Mr. Kaji has served as Chairman of the Board of Directors of Centennial Group, Inc., a strategic advisory firm specializing in emerging market economies, since founding the firm in 1998. Prior to founding the Centennial Group, Mr. Kaji held various positions with the World Bank from 1968 to 1997, serving as Regional Vice President, East Asia and Pacific from 1991 to 1994 and Managing Director, Operations, and Chairman, Loan Committee, World Bank Group in Asia and Africa from 1994 until his retirement in 1997. He also served as a Director of Swarna Dwipa Co LLP, Singapore, a fund management company he co-founded, from October 2007 until July 2010. Mr. Kaji is a member of the Board of Directors of Emerging Markets Forum, a not-for-profit venture of the Centennial Group; Infrastructure Development Finance Co. (“IDFC”) and its subsidiary, IDFC Private Equity, a specialized financial intermediary for infrastructure development; and LEWA (USA) Inc., a public charity that provides support for the Lewa Wildlife Conservancy and other wildlife conservation oriented entities in Kenya. He also serves as Asia Council Member of The Nature Conservancy, a conservation organization. From December 2009 until October 2010, he served as a member of the Board of Directors of Mahindra Satyam, a global business and information technology services company. Through his substantial management and strategic planning experience in emerging markets, Mr. Kaji brings a unique perspective to the Board of Directors. Mr. Kaji also brings to the Board his significant experience in accounting and finance, which he gained through his various positions with the World Bank and through his leadership at the Centennial Group.

William C. Kirby

Age: 62

Committee Memberships: Audit

Director since: 2012

Term of Office Expires: 2014

Business Experience:

Mr. Kirby is the Spangler Family Professor of Business Administration at the Harvard Business School and T.M. Chang Professor of China Studies at Harvard University, positions he has held since July 2008. Since July 2006, he has also been a Harvard University Distinguished Service Professor, Director of Harvard University’s John K. Fairbank Center for Chinese Studies, and Chairman of the Harvard China Fund. A Harvard faculty member since 1992, Mr. Kirby has served as Chair of Harvard’s History Department, Director of the Harvard University Asia Center, and Dean of the Faculty of Arts and Sciences. Mr. Kirby also serves on the Board of Directors of The China Fund, Inc., a non-diversified closed end management investment company. Mr. Kirby brings to the Board his extensive knowledge and experience regarding the business, economic and political environment in China gained during his more than twenty year tenure at Harvard University.

Roderick C.G. MacLeod (Nominee for Election)

Age: 62

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2013

Business Experience:

Mr. MacLeod is a Principal of Waverley Investments Ltd., a private equity investment company, a position he has held since co-founding the company in 1999, and a Principal of St. Martins Finance Ltd., a private equity investment company, since co-founding the company in 1985. Prior to his current positions, Mr. MacLeod served as General Manager for Business Development for Adia S.A. (now Adecco S.A.), a human resources company, from 1980 to 1991. Through Mr. MacLeod’s tenure on our Board of Directors, he has developed an extensive knowledge of the Company and the specialty chemicals industry. As a qualified chartered accountant, Mr. MacLeod brings to the Board his expertise in business and accounting and finance matters, which he gained through his substantial experience in private equity.

Henry F. McCance

Age: 69

Committee Memberships: Compensation (Chair), Executive, Governance

Director since: 2005

Term of Office Expires: 2014

Business Experience:

Mr. McCance is Chairman Emeritus of Greylock Partners, a private venture capital firm, a position he has held since January 2008. Mr. McCance joined Greylock in 1969 and served as President from 1990 until January 2008 and Chairman of the Board of Directors from 1997 until January 2008. Mr. McCance also served as a member of the Investment Committee of Yale University from 2003 to June 2011. During his tenure with Greylock Partners, Mr. McCance provided significant leadership to the firm’s numerous equity investments and oversaw the firm’s strategic direction, skills which make him uniquely qualified to serve on our Board. He has served on the boards of, and led the firm’s investment in, numerous public and private companies, where he developed substantial expertise with regard to accounting and finance, management, strategic planning and domestic and international markets and business.

John K. McGillicuddy

Age: 69

Committee Memberships: Audit (Chair), Governance

Director since: 2008

Term of Office Expires: 2015

Business Experience:

Mr. McGillicuddy was a partner with KPMG LLP, a public accounting firm, from 1975 until his retirement in 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is also Chairman of the Board of Directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products, and a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. He is a former chairman of the Better Business Bureau of Massachusetts. Mr. McGillicuddy brings to the Board his substantial expertise in accounting and finance matters, which he gained during his more than 25 years of experience in public accounting. In serving on the boards and committees of several public companies, Mr. McGillicuddy has developed significant experience and skills in corporate governance, financial reporting and public company leadership.

John F. O’Brien (Non-Executive Chairman of the Board)

Age: 69

Committee Memberships: Executive (Chair), Governance

Director since: 1990

Term of Office Expires: 2015

Business Experience:

Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, from 1995 until his retirement in 2002. From 1989 until 2002, Mr. O’Brien also served as President and Chief Executive Officer of First Allmerica Financial Life Insurance Company, Chairman of the Board of Directors of Allmerica Investment Trust and Chairman of the Board of Directors of Allmerica Securities Trust. Mr. O’Brien is also a member of the Board of Directors of LKQ Corporation, a nationwide provider of recycled auto parts; a family of mutual funds managed by BlackRock, an investment management advisory firm; and the lead director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. and worldwide. Mr. O’Brien’s tenure as Chief Executive Officer and President of a Fortune 500 insurance company and significant leadership and management experience provides him with substantial knowledge and skills with respect to strategic planning, accounting and finance, and corporate governance and makes him uniquely qualified to serve as Non-Executive Chairman of the Board. In addition, his service as lead director of The TJX Companies and a member of the boards of LKQ and BlackRock gives him extensive experience in leadership, management and corporate governance matters.

Patrick M. Prevost

Age: 57

Committee Memberships: Executive

Director since: 2008

Term of Office Expires: 2014

Business Experience:

Mr. Prevost joined Cabot in January 2008 as President and Chief Executive Officer. Prior to joining Cabot, since October 2005, Mr. Prevost served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP and Amoco. Mr. Prevost is a member of the Board of Directors of General Cable Corporation, a global leader in copper, aluminum and fiber optic wire and cable products. Mr. Prevost is also a member of the Board of Directors of the American Chemistry Council, a trade association representing the business of chemistry at the global, national and state levels. As Cabot’s President and Chief Executive Officer, Mr. Prevost has a strong understanding of Cabot’s business and is uniquely qualified to serve on the Board of Directors. Mr. Prevost has substantial experience in the chemicals industry, which has provided him with a deep knowledge of technology, international business, strategic planning and manufacturing.

Sue H. Rataj (Nominee for Election)

Age: 56

Committee Memberships: Audit, SH&E

Director since: 2011

Term of Office Expires: 2013

Business Experience:

Ms. Rataj was Chief Executive, Petrochemicals for BP, a global energy company, from April 2008 until her retirement in April 2011, with global responsibility for BP’s petrochemicals operations. Prior to that, Ms. Rataj held a variety of senior management positions with BP, most recently serving as Group Vice President, Refining and Marketing from July 2007 until April 2008. Ms. Rataj is also a member of the Supervisory Board of Bayer AG, a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. During her tenure with BP, Ms. Rataj gained significant expertise in SH&E and risk management and accounting and finance matters, particularly in the context of a chemicals company. She also brings substantial leadership and management experience to the Board of Directors.

Ronaldo H. Schmitz (Nominee for Election)

Age: 74

Committee Memberships: Compensation, SH&E

Director since: 2001

Term of Office Expires: 2013

Business Experience:

Dr. Schmitz was Executive Director of the Deutsche Bank Group and served as a member of the Board of Directors from 1991 until his retirement in 2000. Prior to joining Deutsche Bank AG as Executive Vice President in 1990, Dr. Schmitz served as a member of the Board of Managing Directors at BASF AG, an international chemical company, from 1980 to 1990. Dr. Schmitz is a member of the Supervisory Board of Sick AG, a producer of sensors and sensor solutions for industrial applications in factory, logistics and process automation. He previously served on the boards of GlaxoSmithKline plc, a pharmaceutical and healthcare company, Rohm and Haas Company, now a wholly-owned subsidiary of The Dow Chemical Company, and Legal & General Group plc, a provider of insurance, investment management and financial services. Dr. Schmitz brings his extensive international leadership experience to the Board of Directors. During his tenure at the Deutsche Bank Group, Dr. Schmitz developed a deep understanding of accounting and finance matters and international markets. Dr. Schmitz’s service with BASF AG and Rohm and Haas Company contributed to his extensive knowledge of the chemicals industry. In addition, he has gained particular insight into matters relating to public company oversight from his service on numerous public company boards of directors.

Lydia W. Thomas

Age: 68

Committee Memberships: Audit, SH&E (Chair)

Director since: 1994

Term of Office Expires: 2015

Business Experience:

Dr. Thomas has served as a Trustee of Noblis, a nonprofit science, technology and strategy organization, since October 2008 and previously served as President and Chief Executive Officer from 1996 until her retirement in 2007 and as a consultant from October 2007 until October 2008. Prior to Noblis, Dr. Thomas held several executive positions, including Senior Vice President and General Manager, Vice President and Technical Director, at The MITRE Corporation, a not-for-profit organization that provides systems engineering, risk management, research and development, and information technology support to government agencies. Dr. Thomas is a member of the Senior Advisory Board of the Northern Virginia Technology Council, a membership association for the technology community in Northern Virginia and a member of the Board of Directors of Mueller Water Products, Inc., a manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. She also serves as a member of the Homeland Security Advisory Council to the Secretary of Homeland Security, a Trustee of INOVA Health System, a Trustee of the Washington Mutual Investors Fund and as a member of the Council on Foreign Relations. She previously served as Vice Chair of the Board of Trustees of George Washington University. Dr. Thomas brings her significant leadership experience and accounting and finance skills gained while serving in executive positions at Noblis and The MITRE Corporation to the Board of Directors. During her tenure on the SH&E Committee, Dr. Thomas has demonstrated her expertise in safety and environmental matters. In addition, Dr. Thomas’ substantial knowledge relating to information systems and risk management makes her well qualified to serve as a member of the Audit Committee and Chair of the SH&E Committee.

Mark S. Wrighton

Age: 63

Committee Memberships: Compensation, SH&E

Director since: 1997

Term of Office Expires: 2015

Business Experience:

Dr. Wrighton has served as Chancellor of Washington University in St. Louis since 1995. Prior to 1995, Dr. Wrighton was a faculty member at the Massachusetts Institute of Technology for 23 years where he served as head of the chemistry department from 1987 to 1990, and as Provost from 1990 to 1995. Dr. Wrighton is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries, and Corning, Inc., a specialty glass and ceramics company, and previously served as a member of the Board of Directors of A.G. Edwards, Inc., a financial services company. Dr. Wrighton brings to the Board his extensive scientific knowledge and understanding of complex technology gained during his more than thirty years of experience as a professor, chemist and research scientist. As the chancellor of a major research university, Dr. Wrighton has developed significant management and leadership experience. In addition, Dr. Wrighton’s service on numerous public company boards provides him with a deep understanding of matters relating to public company management and oversight.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: director qualifications and independence, Board Committees, director retirement, director compensation, Board performance evaluations, Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Corporate Governance Guidelines are posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.”

Director Independence

Our Board of Directors, upon the recommendation of its Governance Committee, has determined that each of Cabot’s non-management directors who served as a director during the fiscal year is “independent” under the Board’s director independence standards as detailed in our Corporate Governance Guidelines. The Governance Committee annually reviews the independence of all directors and reports its finding to the full Board. To assist in this review, the Board has adopted director independence guidelines. In the event a director has a relationship that is not addressed by the independence guidelines, the Governance Committee evaluates the relevant facts and circumstances of the relationship and makes a recommendation to the full Board of Directors about whether the relationship constitutes a material relationship with Cabot. After examining all known relationships between the directors and Cabot, the Board concluded that none of the non-management directors who served as directors during the fiscal year had a material relationship with Cabot.

In evaluating and determining the independence of the non-management directors, the Board considered the following:

Mark S. Wrighton is Chancellor of Washington University in St. Louis (“WUSTL”). In fiscal 2012, Cabot made a one-time contribution of $150,000 to support the establishment of the Cabot Corporation — Xinsheng Zhang Lectureship, which will become an annual component of WUSTL’s McDonnell International Scholars Academy and will feature a distinguished global leader to speak on U.S.-China issues. The contribution was placed in a separate endowment account, established by the Board of Trustees of Washington University, and is devoted to supporting the travel and local expenses of the lecturer and other expenses associated with publicizing and hosting lectures. The Board determined that the contribution to WUSTL would not impair Dr. Wrighton’s independence or judgment given that the total amount contributed by Cabot was substantially less than 1% of the total contributions made to WUSTL during WUSTL’s 2012 fiscal year. Further, Dr. Wrighton has no personal interest in, nor receives any personal benefit from, this contribution.

Transactions with Related Persons

Policy and Procedures for the Review of Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer of Cabot, any greater than 5% stockholder of Cabot and the immediate family members of any of those persons. The Governance Committee is responsible for applying the policy with the assistance of our General Counsel.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 with respect to any fiscal year, (2) Cabot is a participant and (3) any related person has or will have a direct or indirect interest (an “interested transaction”).

Under the policy, the following interested transactions have a standing pre-approval from the Governance Committee, even if the aggregate amount is greater than $100,000:

•

Certain sales of stock by executive officers to Cabot. (1) Sales of Cabot stock by an executive officer (including the CEO) to Cabot to pay withholding taxes on vested stock under our long-term incentive program or (2) other sales by executive officers (excluding the CEO) provided that the sale has been approved by our CEO, the per share purchase price is the fair market value of our common stock on the date of sale, the proceeds from the sale to the executive officer do not exceed $500,000, and the sale does not take place during a quarterly blackout period.

•

Certain transactions with other companies. Any transaction between Cabot and another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where Cabot is indebted to another company if the total amount of Cabot’s indebtedness to the other company does not exceed 1% of that company’s total consolidated assets. In both cases, the pre-approval applies if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares.

•

Employment of executive officers; director compensation. Any employment by Cabot of an executive officer if the related compensation is required to be reported in our proxy statement or if the compensation was approved by our Compensation Committee. Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Other transactions. Competitively bid or regulated public utility services transactions; transactions involving trustee-type services; and transactions where the related person’s interest arises solely from the ownership of our common stock and all common stockholders received the same benefit on a pro rata basis.

Each interested transaction by a related person should be reported to our General Counsel for presentation to the Governance Committee for approval before its consummation or for ratification, if necessary, after its consummation. The Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an interested transaction, the Governance Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Transactions with Related Persons

Cabot and its subsidiaries had no transactions, nor are there any currently proposed transactions in which Cabot or its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and any related person (as defined above) had or will have a direct or indirect material interest reportable under SEC rules, except as described below.

Under our long-term equity incentive program, employees are permitted to satisfy withholding taxes that may be due upon vesting or settlement of shares of time-based and performance-based restricted stock units by having Cabot withhold shares otherwise issuable upon vesting or settlement with a value equal to the withholding tax obligation. These shares are valued at a per share price equal to the closing price of Cabot common stock on the date the units vest or, in the case of performance-based restricted stock units, the units are settled. In accordance with this program, Cabot withheld from each of our named executive officers shares of Cabot common stock to satisfy withholding tax obligations on the time-based restricted stock units that vested on November 13, 2012 (at a per share price of $36.21) and the performance-based restricted stock units that settled on November 26, 2012 (at a per share price of $36.98). The following table shows the dollar value of Cabot common stock Cabot withheld from each named executive officer to satisfy these withholding tax obligations:

Name of Named Executive Officer	Value of Shares Withheld on November 13, 2012	Value of Shares Withheld on November 26, 2012
Patrick M. Prevost	$531,527	$881,862
Eduardo E. Cordeiro	$117,791	$195,291
David A. Miller	$89,547	$148,438
Brian A. Berube	$89,113	$145,960
Sean D. Keohane	$67,749	$145,960

As described in detail under “Director Independence” above, we have made certain payments to Washington University in St. Louis where Dr. Wrighton is Chancellor. The Governance Committee determined that Dr. Wrighton did not have a direct or indirect material interest in the payments made by Cabot to Washington University.

Non-Executive Chairman of the Board; Executive Sessions

John F. O’Brien serves as Non-Executive Chairman of the Board. Although our Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that this leadership structure is appropriate at this time because it allows our Chief Executive Officer to focus on the strategic and operational aspects of our business, while allowing the Non-Executive Chairman of the Board to provide independent leadership of the Board. Our Board recognizes that future circumstances may lead it to change the leadership structure depending on Cabot’s needs at the time, and as such, believes that it is important to retain flexibility. In the future, if the Chief Executive Officer also serves as Chairman of the Board, our Corporate Governance Guidelines require that an independent director be appointed annually as lead director to lead the executive sessions of the non-management directors at Board meetings.

The Non-Executive Chairman of the Board is charged primarily with:

•	presiding over meetings of our Board and stockholders, including executive sessions of the non-management directors;

•	serving as an ex-officio member of each Board committee and, upon invitation, attending committee meetings where possible;

•	establishing an agenda for each Board meeting in collaboration with our CEO and meeting with our CEO following each meeting to discuss any open issues and follow-up items;

•	facilitating and coordinating communication among the non-management directors and our CEO and an open flow of information between management and our Board;

•	in collaboration with the Governance Committee, leading our Board’s annual performance review;

•	meeting with each non-management director at least annually;

•	providing assistance to our CEO by attending selected internal business management meetings and meeting with our CEO as necessary;

•	coordinating the periodic review of management’s strategic plan;

•	in collaboration with the Compensation Committee, leading our Board’s review of the succession plans for our CEO and key senior management and coordinating such officers’ annual performance reviews;

•	working with management on effective stockholder communication; and

•	performing such other duties and services as our Board may require.

Director Attendance at Annual Meeting

Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the annual meeting. In 2012, all of our directors attended the annual meeting.

Code of Business Conduct and Ethics

We have adopted Global Ethics and Compliance Standards, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Global Ethics and Compliance Standards are posted on our website (www.cabot-corp.com) under the caption “About Cabot — Governance.”

Communications with the Board

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Non-Executive Chairman of the Board by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Anyone who has a complaint or concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance Committee Processes for Director Nominations

Process for Identifying and Evaluating Director Nominees

Generally, the Governance Committee identifies candidates for election to the Board of Directors through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third-party search firms or any other source it deems appropriate. The Governance Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Governance Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, management, third-party search firms or other sources.

Procedures for Stockholders to Recommend Director Nominees

The Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210, of a proposed nominee not less than 60 days and no more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the candidate’s name, age and address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of Cabot stock, if any, beneficially owned by the candidate;

•	the name and address of the stockholder as they appear on Cabot’s books;

•	the class and number of shares of Cabot stock directly or indirectly held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice;

•

any “derivative security” directly or indirectly owned beneficially by the stockholder and any other “pecuniary interest” or “indirect pecuniary interest” in Cabot stock, as such terms are defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•

a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate and his or her respective affiliates, associates and others with whom any of them are acting in concert, on the other hand;

•	any other information regarding the candidate or stockholder that would be required to be included in a proxy statement relating to the election of directors; and

•

a statement signed by the candidate confirming that, if elected, he or she will comply with Cabot’s Global Ethics and Compliance Standards, Policy on Transactions in Securities, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the directors.

In addition, any person nominated by a stockholder must complete and submit a questionnaire, in a form available from Cabot upon the request of the stockholder, with the notice described above. If the stockholder holds its shares by or through a nominee, the information required to be provided in the notice shall be provided about the person who has the power to direct the voting and disposition of the shares of Cabot stock and who has a pecuniary interest in such shares in lieu of the stockholder.

Board Retirement Policy

The Board of Directors’ retirement policy for non-employee directors requires each director who is not a Cabot employee to submit his or her resignation to the Board prior to, and effective at, the annual meeting of stockholders next following the calendar year of such director’s seventy-second birthday. The Board is authorized to make exceptions to this retirement policy for special circumstances involving the Company. In January 2013, the Board determined it was in the best interest of the Company to make an exception to the retirement policy and nominated Dr. Schmitz, age 74, for a three-year term that will expire at the annual meeting in 2016. In making this decision, the Board took into consideration Dr. Schmitz’s significant international leadership experience, his deep understanding of international markets and extensive knowledge of the chemicals industry, and his significant experience on and contributions to the Board and the Committees on which he serves.

The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Board (i) prior to and, if accepted, effective at the annual meeting of stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such annual meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each case, the Governance Committee will consider the resignation and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. The Compensation Committee has also reviewed and discussed the CD&A with members of management who are involved in the compensation process.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended September 30, 2012.

The members of the Compensation Committee of the Board of Directors have provided this report:

Henry F. McCance, Chair

John S. Clarkeson

Ronaldo H. Schmitz

Mark S. Wrighton

Compensation Discussion and Analysis

Executive Summary

Our Performance for Fiscal 2012. We had a strong fiscal 2012 as measured by both our financial performance and the execution of our strategy. Our accomplishments reflect our continued efforts to deliver earnings growth by focusing on margin improvement, capacity expansion and emerging market growth, developing new products and businesses and actively managing our portfolio of existing businesses. Our financial results and other successes in the year included the following:

•	We delivered record earnings for the third consecutive year, and delivered adjusted EPS of $3.32, which is a 37% improvement from 2011, and a 16% total segment EBIT improvement.

•

We delivered a record $503 million of adjusted EBITDA, despite a challenging economic environment, with our disciplined focus on value pricing, operational efficiency and improvement in our product mix.

•

We continued our transformation to becoming a higher margin, specialty chemicals focused company with the acquisition of Norit, the leading manufacturer of activated carbon, and the divestiture of our tantalum business.

•	We completed strategic capacity expansions in Reinforcement Materials, Performance Materials and Advanced Technologies.

•

We made solid gains on our innovation initiatives, including launching a number of innovative new products to the market and implementing new process technology to improve performance and reduce costs.

•

We continued to perform at world-class levels with respect to safety and environmental performance, with at least a 35% reduction from fiscal 2011 in the number of recordable safety incidents, significant process safety events and environmental non-conformances.

The bar graphs below illustrate the Company’s continued strong financial performance for fiscal 2012, as measured by adjusted earnings before interest, taxes and depreciation (“adjusted EBITDA”) and adjusted earnings per share (“adjusted EPS”). These are the principal financial performance metrics we use under our short- and long-term incentive compensation plans because they reflect our important near-term and longer-term business and financial goal of improving operating profitability and after-tax profitability. We also use adjusted return on invested capital (“adjusted ROIC”) as a performance metric for our restricted stock units, which is aligned with our longer term goals of improving our use of capital. Throughout this CD&A, we refer to our adjusted EPS, adjusted EBITDA and our adjusted ROIC performance, which are non-GAAP financial measures.* Reconciliations to the closest GAAP measure and/or an explanation of how we calculate these measures are contained in Appendix A to this proxy statement.

Highlights of our Fiscal Year 2012 NEO Compensation Decisions. We believe fiscal 2012 compensation appropriately aligned pay and performance. The charts below show the percent of total direct compensation that was performance-based (meaning the target value short-term incentive (STI) opportunity and the grant date fair value of the performance-based restricted stock units and stock options) awarded to our CEO and to our other executive officers whose compensation is required to be disclosed in our Summary Compensation Table and other tables in this proxy statement (our “named executive officers” or “NEOs”) for fiscal 2012, as well as the mix between long- and short-term compensation. In addition, the payouts made under our STI and LTI programs for the fiscal year, which are described below, reflect our strong Company financial performance and the strong performance and achievements of our executive officers.

*

The results in these charts exclude the financial results of the Supermetals Business, which we divested in January 2012. In calculating adjusted EBITDA, we deduct from segment earnings before taxes accelerated depreciation and add back unallocated corporate costs and depreciation and amortization. In calculating adjusted EPS, we exclude from net income certain items of expense or income that management does not consider representative of our on-going performance.

Annual Base Salary. Base salary increases from 2011 to 2012 for our named executive officers averaged 5.7%. Mr. Prevost’s salary increase was 10%. The increases reflect individual job responsibilities, internal equity considerations, competitive market pay practices for such positions and the individual performance of the executive.

STI Awards. For payments made under the STI program, the portion of the award opportunity based on fiscal 2012 corporate performance paid out at 128%. The Company’s adjusted EBITDA achievement for fiscal 2012 was between the stretch and the maximum performance goals established by the Committee. The balance of the STI awards paid to each named executive officer reflected each officer’s strong individual performance and leadership during the year. The total STI award paid for the year to our CEO was 135% of his target award opportunity and the STI awards paid to our other named executive officers were, on average, 132% of their target award opportunities.

LTI Awards and Payouts. The LTI awards for fiscal 2012 were based on an assessment of the named executive officer’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, and internal equity considerations based primarily on each executive’s job responsibilities, effectiveness and experience.

With respect to outstanding cycles of performance-based restricted stock units, based on our attainment of adjusted EPS and adjusted ROIC goals for fiscal 2012 that were established at the time the awards were granted, the number of shares earned for the fiscal 2012 performance period was approximately 117% of target for the fiscal 2010 awards, 107% of target for the fiscal 2011 awards and 93% of target for the fiscal 2012 awards. This reflected achievement of in excess of target for the portion of the awards that was earned based on adjusted EPS and reflected achievement of between threshold and target or in excess of target, depending on the performance period, for the portion of the awards that was earned based on adjusted ROIC.

Characteristics of our Executive Compensation Program and Recent Modifications. The following characteristics of our executive compensation program work to reward performance and reduce the possibility that executive officers will make business decisions that maximize short-term results at the expense of the Company’s long-term value:

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Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual STI awards and represents a balance of cash, stock options and restricted stock units, both performance- and time-based, that vest over three years.

•	Significant Performance-Based Compensation: More than half of the total direct compensation awarded to our executive officers is performance-based.

•	Balanced Approach to Performance-Based Awards:

•

STI and LTI incentive compensation performance targets are tied to financial metrics that reflect our near- and longer-term business goals, including, for fiscal 2012, adjusted EBITDA, adjusted EPS and adjusted ROIC.

•	STI awards are based on an assessment of individual leadership qualities and contributions toward the achievement of strategic goals, in addition to financial metrics.

•	STI and LTI programs provide for percentage payouts based on the level of performance.

•

The shares issuable upon vesting of performance-based restricted stock units depends on the degree of achievement of financial performance metrics for each year within the three-year performance cycle.

•	Capped Incentive Awards: STI award payouts are capped at 200% of target and performance-based restricted stock unit payouts are capped at 150% of target.

•	Committee Discretion to Reduce STI Awards. The Compensation Committee retains discretion to reduce STI awards in appropriate circumstances.

•

Stock Ownership Guidelines: We expect our CEO to own equity in Cabot with a value of five times salary and the other members of the management Executive Committee to own equity in Cabot with a value of three times salary.

•	No Excise Tax Gross-Ups: In 2012, we eliminated all excise tax gross-up payments.

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Eliminated Automatic Acceleration of Equity Awards upon a Change in Control: We eliminated the automatic “single trigger” vesting of equity awards upon a change in control for awards made after March 8, 2012.

•	Clawback Policy. The Company adopted a recoupment policy in 2012.

•	Hedging Policy: Our executives are not permitted to engage in any transaction in which they may profit from short-term speculative swings in the value of our securities.

•	Limited Perquisites: We provide a modest level of perquisites to our executive officers, consisting primarily of financial planning services and an executive physical examination.

•

Compensation Risk Assessment. The Company conducted a compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse affect on the Company.

At our 2012 Annual Meeting, on our “Say on Pay” proposal, 96% of the votes cast were in favor of the compensation of our named executive officers. The Committee considered this very positive support for our compensation practices and continued to make compensation decisions consistent with our stated executive compensation philosophy and objectives.

The remainder of this Compensation Discussion and Analysis (“CD&A”) is organized as follows:

•

“Compensation Philosophy, Objectives and Process” discusses in greater detail the goals of our compensation program for executives and the structure in place to align our program with those objectives;

•

“Description of the Structure of each Element of Compensation” provides an overview of the programs we have in place to compensate our executives and an analysis of the function of each program in achieving our compensation objectives; and

•	“2012 Compensation Analysis” provides an analysis of compensation decisions for fiscal 2012.

Compensation Philosophy, Objectives and Process

Continuing to position Cabot for future success requires high caliber talent to support our strategy to grow earnings through leadership in performance materials. Our executive compensation program is designed to provide a competitive and internally equitable compensation and benefits package that rewards individual and Company performance, and reflects job complexity and the strategic value of the individual’s position while ensuring long-term retention and motivation. We seek to accomplish these goals in a way that is aligned with the long-term interests of our shareholders.

To achieve these goals, our executive compensation program follows these principles:

•	Offer a total compensation and benefits opportunity that is competitive in our industry;

•

Reward executives based on our business performance by closely aligning a meaningful portion of the compensation paid to our executives with the performance of the Company on both a short- and long-term basis;

•	Set performance goals that support the Company’s short- and long-term financial goals;

•	Motivate individual performance by rewarding the specific performance and achievements of individual executives and their demonstrated leadership; and

•	Align the financial interests of our executives and our stockholders through equity grants and share retention guidelines.

The Compensation Committee

As discussed under “The Board of Directors and its Committees — Compensation Committee”, on page 6, the Compensation Committee is charged with all compensation actions related to members of the Company’s management Executive Committee, which consists of Mr. Prevost and the officers who report directly to him, including our named executive officers. The Compensation Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which can be found at www.cabot-corp.com under “About Cabot — Governance.”

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P reports directly to the Compensation Committee and does not provide any other services to Cabot. When directed to do so by the Committee, PM&P works cooperatively with Cabot’s management to develop analyses and proposals for presentation to the Committee. The Committee generally relies on PM&P for comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, and to review the Committee’s proposed compensation decisions. PM&P does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide external competitive market award data for the Committee and our CEO to consider. In fiscal 2012, the consulting services provided by PM&P also included reviewing the composition of our compensation peer group and preparing a pay-for-performance analysis. The Compensation Committee has assessed the independence of PM&P pursuant to SEC rules and concluded that no conflict of interest exists that would prevent PM&P from independently representing the Compensation Committee.

PM&P attends all regularly scheduled meetings of the Compensation Committee.

Role of the Chief Executive Officer and Other Officers

Our CEO and the Company’s Senior Vice President of Human Resources, working with internal resources as well as PM&P, propose to the Committee the design of our executive compensation programs and recommend modifications to existing, or the adoption of new, plans and programs. In addition, our CEO recommends to the Committee the performance metrics used to determine payouts under our STI and LTI programs, and each executive officer’s individual performance goals (other than the CEO’s) are jointly developed by the executive and the CEO.

Before the Committee makes compensation decisions, the CEO provides his assessment of each executive officer’s performance, other than his own, addressing such factors as the officer’s achievement of individual goals, leadership accomplishments, contribution to Cabot’s performance and the achievement of Company goals, areas of strength and areas for development. He then makes specific compensation recommendations. In preparing compensation recommendations for the Committee, our CEO and Senior Vice President of Human Resources and other internal resources review compensation and survey data compiled by PM&P for similarly-situated executives at our peer group of companies and specific external competitive market data provided by PM&P. Mr. Prevost attends Compensation Committee meetings but is not present for, and does not participate in, the discussions concerning his own compensation. All decisions relating to the compensation of our executive officers are made solely by the Committee and are reported to the full Board of Directors.

Use of Benchmarking Comparison Data

The Committee targets executive compensation so that target total annual cash and long-term compensation opportunities for each executive are competitive with comparable positions at a group of comparable companies. We believe this allows us to successfully attract and retain high caliber and experienced executive talent who are critical to our long-term success. To gauge the reasonableness and competitiveness of executive compensation determinations, the Committee considers compensation data for similarly-situated executives at a comparison group of companies, which we refer to as our peer group. The peer group consists of companies in the diversified chemicals or specialty chemicals industries with similar products and services and comparable revenues and market capitalization to Cabot.

The Committee, with input from management and PM&P, annually reviews the companies included in our peer group and may add or eliminate companies as it determines appropriate. For purposes of fiscal 2012 compensation matters our peer group consisted of the following companies:

A Schulman Inc.	Ferro Corp.	RPM International Inc.
Albemarle Corp.	FMC Corp.	Sigma-Aldrich Corp.
Arch Chemicals Inc.	HB Fuller Co.	Solutia Inc.
Chemtura Corp.	OM Group Inc.	Valspar Corp.
Cytec Industries Inc.	Polyone Corp	WR Grace & Co.
Eastman Chemical Company	Rockwood Holdings Inc.

In preparation for the 2013 executive compensation review season, the Committee reviewed the peer group companies and removed Arch Chemicals, which was acquired by the Lonza Group, as well as Solutia, Inc., which was acquired by Eastman Chemical Company.

The Committee and management also consider compensation survey data. The survey data used is based on information reported in various Towers Watson and Mercer Human Resources Consulting surveys. For positions where peer group and survey data are available, the data is averaged to also provide a market composite perspective for compensation other than long-term incentive compensation.

Factors Considered in Determining Amounts of Compensation

The Committee considers the following factors in determining an executive officer’s total compensation opportunity:

•	the executive officer’s role, level of responsibility, performance, leadership, and experience;

•	employee retention and internal equity (the relationship of pay among the executive officers in the context of their responsibilities) considerations; and

•	external competitiveness.

The actual compensation for each executive officer may be above or below the officer’s target compensation opportunity and above or below the intended market level depending largely on the degree to which Company and individual performance objectives are achieved.

Over the past three years, the Compensation Committee has been rebalancing the allocation of total direct compensation paid to our executive officers. Historically, base salaries and short-term incentive compensation have been below the mid-market of the benchmarking data and long-term incentive compensation has been at approximately the 75th percentile of the benchmarking data. The Compensation Committee intends, over time, to set our executives’ base salaries and target level short-term incentive payouts generally at the mid-market of the benchmarking data and target long-term incentive award values generally at the 65th percentile of the benchmarking data, although this is only one of several factors the Committee considers in making compensation decisions. With these changes, slightly less weighting will be placed on long-term equity awards than in the past, which the Committee believes will result in a more appropriate balance between short- and long-term incentive compensation for the Company and the executives.

At least annually the Committee reviews tally sheets that detail all elements of an executive officer’s compensation and benefits for the current and immediately prior fiscal years, as well as a projection of compensation for the upcoming year. The tally sheets currently include the executive officer’s base salary, short-term incentive compensation awards, the value of long-term incentive awards at the time they were awarded, any unrealized gain on unvested long-term incentive awards at the end of the fiscal year, dividends or dividend equivalents paid on unvested awards, the value of accrued benefits under the Cabot retirement plans, the value of health, disability and life insurance and of financial planning assistance, and amounts payable upon termination of employment, including upon a change in control. The tally sheets are provided to the Committee as a means to review the total compensation and benefits package being offered to our executives and the impact of compensation decisions. After reviewing the tally sheets, the Compensation Committee made no changes to the current compensation program or any individual executive officer’s proposed compensation for 2012 in light of the information set forth in the tally sheet.

Each November, the Committee (i) determines any adjustments to base salaries, with any adjustment made to be effective the following January, (ii) sets corporate performance metrics applicable to the STI and LTI programs for the new fiscal year, (iii) grants LTI awards, and (iv) establishes compensation goals and maximum payment levels under the Short-Term Incentive Compensation Plan (the “STI Plan”) for the new fiscal year for each named executive officer. The annual compensation process also concludes at the Committee’s meeting in November, when the Committee evaluates the Company’s and each executive officer’s performance against criteria set for the just-concluded performance period and on this basis determines amounts payable or earned under the STI or LTI program, as applicable.

Developing Company Performance Metrics

The performance metrics we set support our short- and long-range business plans and strategies. For fiscal 2012, we selected a total of three different financial metrics for our STI and LTI plans to capture the performance we are seeking to achieve on both a short- and longer-term basis, and to promote well-rounded Company and management performance. In setting our short and long-range performance metrics, we begin with our annual and long-range business plans and consider other factors including our past variance to targeted performance, economic and industry conditions and industry sector performance. We set challenging, but realistic, goals for the Company and our executives to drive the achievement of our short- and long-term objectives. We recognize that the metrics we use may need to change over time to reflect new priorities and business circumstances. Accordingly, we expect to reassess the performance metrics annually.

Description of the Structure of each Element of Compensation

Our executive compensation program consists of three primary components: base salary, short-term incentive bonuses, and long-term incentive compensation. In addition to these primary components, we provide our executives with retirement, severance, health and other limited personal benefits described below.

Base Salary

Base salary provides a secure base of compensation in an amount that recognizes the role and responsibility of the executive officer, as well as his experience, performance and contributions. The Committee considers base salary increases for our executive officers, including the named executive officers, annually. The amount of any increase is based primarily on the named executive officer’s level of responsibility, internal equity considerations, the external competitiveness of his base salary and overall total compensation, and his performance. The Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.

Short-Term Incentive Compensation

Our annual STI program is designed to motivate and reward our executive officers in achieving the Company’s short-term financial and operational objectives and the executive’s individual goals. Our STI Plan is designed to meet the requirements of Internal Revenue Code Section 162(m) and thereby is designed to allow for the full tax deduction for annual incentive payments made under it. This Plan includes a maximum amount for the awards that can be paid to our CEO and the other named executive officers. For fiscal 2012, the Committee determined the amount of the annual incentive awards that would be paid to the named executive officers, which was less than the Plan maximum, based on the achievement of pre-established corporate and individual goals, as described below. For our executive officers, 70% of their award is based on the degree to which these corporate performance goals are achieved and 30% is based on their individual performance and achievements. For our 2012 fiscal year, adjusted EBITDA, which measures our operating profitability, and thus, reflects an important near-term business goal, was used to measure corporate performance for determining payouts. The annual target incentive opportunity for our named executive officers is expressed as a percentage of base salary, which is 100% for Mr. Prevost and 60% for the other named executive officers. The actual short-term cash incentive paid to an executive can range from 0% to 200% of his target and depends on adjusted EBITDA performance and on his individual performance.

Threshold, target, stretch and maximum goals for adjusted EBITDA were established by the Committee at the beginning of the fiscal year. The percent of the target bonus opportunity that is payable on the basis of the Company’s performance against these goals is as follows:

Degree of Performance Achieved	Percent of Target Bonus Opportunity Payable
Below Threshold	0%
Threshold	50%
Target	100%
Stretch	125%
Maximum	200%

The payout on performance between the nearest reference points is interpolated on a straight line basis. Even if the threshold adjusted EBITDA goal is achieved, the Committee nonetheless retains discretion to decrease the amount of the awards based on our achievement of other corporate goals in the areas of safety and environmental performance and with respect to customers and innovation.

As explained above, 30% of an executive officer’s target bonus relates to individual job performance, and the actual amount paid on this basis can range from 0% to 200% of that 30% target bonus. At the beginning of the fiscal year, the Compensation Committee, with input from the other independent directors, establishes the personal objectives for our CEO, and each executive develops with the CEO his personal objectives for the year. In assessing each executive’s individual performance, the Committee considers the officer’s personal achievements, including his achievements against his personal objectives, as well as his individual contributions to the management team, leadership and management of his business, region or function.

The Committee does not assign specific numerical weightings or ratings to the individual goals and the performance of each officer is evaluated as a whole. Furthermore, there are no formal threshold levels of achievement applicable to the individual performance component of the STI program. Ultimately, the determination of the payout of the portion of the total bonus paid for individual performance is based on the judgment of the CEO and the Committee after reviewing all factors, with the final determination made by the Committee.

The threshold financial metrics established for fiscal 2012 and the amounts paid for fiscal 2012 are described below under 2012 Compensation Analysis.

Long-Term Incentive Compensation

We provide our executives with long-term incentive awards to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of our executives with those of our shareholders by tying the executive’s realized compensation to stock price changes during the performance and vesting periods. The award value for each executive officer is based on an assessment of the individual’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, and internal equity considerations based primarily on each executive’s job responsibilities, effectiveness and experience. The Committee also considers current competitive market information for a general understanding of competitive equity compensation practices and the impact of the grants on equity incentive plan share usage, share dilution, the Company’s compensation expense and employee retention concerns.

When making LTI awards, the Compensation Committee first determines the total value of the award, and then delivers that value in three components: performance-based restricted stock units representing 35% of the value of the award, stock options representing 35% of the value of the award, and time-based restricted stock units representing 30% of the value of the award.

Performance-based restricted stock units

Performance-based restricted stock unit awards vest at the end of three years, and the number of shares issuable, if any, when the award vests, will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% and 150% of the number of stock units allocated to each annual portion of his award. For 2012 awards, the two financial metrics used to measure corporate performance were: (i) adjusted EPS, which has a 65% weighting, and (ii) adjusted ROIC, which has a 35% weighting. Threshold, target and maximum goals were established for these metrics for each year in the three-year performance cycle, and will be used to calculate the number of shares that will be issuable for a particular year when the award vests in accordance with the following payout curve.

Degree of Performance Achieved	Percent of Shares Issuable With Respect to Each Metric
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	150%

The payout on performance between the nearest reference points is interpolated on a straight-line basis. In valuing the performance-based stock units for purposes of determining the amount to be granted, the Committee assumes that the Company will achieve target performance against the financial goals.

Stock options

Stock options are granted with an exercise price equal to 100% of the closing price of Cabot’s common stock on the date of grant. They vest over a three-year period (30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant) and have a ten-year term.

Time-based restricted stock units

Time-based restricted stock units vest in their entirety at the end of three years. During the restricted period, participants receive dividend equivalents, in cash, on each restricted stock unit when and if dividends are declared and paid on the Company’s outstanding shares of common stock. The objective of providing such dividend equivalent payments is to help focus our executives on, and to reward them for, managing the business to produce cash that is capable of being distributed to shareholders in the form of a dividend. Dividend equivalents also mirror the income generation associated with stock ownership. When the stock units vest, they will be converted to shares of Cabot common stock.

We believe these equity incentive awards have been effective in achieving our compensation objectives of rewarding performance and the execution of our business strategy, employee retention and attraction, and aligning the interests of our executives with our shareholders. In addition, performance-based restricted stock units reward performance and the execution of our goal to deliver year-over-year growth in earnings and to increase the operating profit we generate relative to the capital we invest in our businesses. Time-based restricted stock units encourage employee retention by providing some level of value to executives who remain employed for three years. Restricted stock units also support an ownership culture and thereby encourage our executives to take actions that are best for Cabot’s long-term success. The multi-year vesting conditions applicable to all of these awards also encourage employee retention. Importantly, although each of these equity awards provides a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the degree to which we achieve objectively measurable performance metrics and the market value of our common stock after the end of the relevant vesting period. That value will be largely dependent upon our performance, our stock price appreciation and market dynamics.

Risk Assessment

We believe our approach of setting goals based on multiple performance criteria, setting of targets with payouts at multiple levels of performance, capped payments and evaluation of performance results and discretion to reduce the amount of an STI award assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, we use different financial metrics to determine award amounts under our STI and LTI programs. Although the corporate performance metrics that determine payouts under these programs for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Cabot and our shareholders as a whole. Our Compensation Committee reviews and approves the design, goals and payouts under our STI and LTI plans and approves each executive officer’s compensation. In addition, the Committee retains discretion to reduce STI awards in appropriate circumstances. The mix of types of equity awards used under our long-term incentive program also mitigates risk. Further, to reduce the likelihood of inappropriate risk-taking and to account for the time horizon of risk, we have a share ownership policy, capped payments under our annual STI program and our performance-based restricted stock units and impose multi-year vesting on our equity awards. We monitor the risks associated with our executive compensation programs on an on-going basis. In May 2012, management presented the Committee with the results of a study it conducted of our compensation programs to assess the risks arising from our compensation policies and practices. The Committee agreed with the study’s findings that these risks were within our ability to effectively monitor and manage and are not reasonably likely to have a material adverse effect on the Company.

Share Ownership Guidelines

To further align the interests of our executives and our stockholders, in November 2008 we adopted share ownership guidelines for members of our management Executive Committee. Under our guidelines, we expect our CEO to own equity in the Company of five times salary, and each other officer who reports directly to the CEO to own equity of three times salary. Officers who were members of the Executive Committee at the time these guidelines were adopted are expected to achieve them by November 2013, five years after their adoption. New members of the Executive Committee are expected to achieve these ownership guidelines within a five-year period. The Compensation Committee reviews compliance with these guidelines on an annual basis. All of the members of the management Executive Committee have achieved these guidelines, with the exception of those who have recently joined the Company.

Recoupment of Compensation

The Company adopted a recoupment (clawback) policy in 2012. The policy applies to performance-based compensation, such as our STI and LTI compensation, paid to participants in our LTI program (which includes our executive officers), and covers awards made for fiscal 2013 and thereafter. Under the policy, if the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements under the securities laws, and the amount of performance-based compensation awarded or paid would have been lower had the achievement of applicable financial performance been calculated based on the restated financial results, the amount of the excess compensation awarded or paid during the three-year period preceding the date on which the Company is required to prepare the restatement is subject to recoupment, in the discretion of the Compensation Committee. In addition, if a participant knowingly engages in misconduct that is a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon the exercise of stock options or upon vesting of restricted stock units occurring during the twelve-month period following the filing with the SEC of the financial statements required to be restated, in an amount deemed appropriate by the Compensation Committee under the circumstances.

Retirement and Other Benefit Programs

The named executive officers participate in the full range of benefits and are covered by the same plans and on the same terms as provided to all full-time U.S. salaried employees (with certain exceptions for employees covered by collective bargaining agreements and for most of the employees who work in the Purifications Solutions Segment, who continue to have retirement benefits that were provided to them prior to our acquisition of Norit).

Retirement Plans. The U.S. retirement plans have been designed to work with Social Security to replace 70-80% of pre-retirement base pay for an employee working for Cabot for 30 years and retiring at age 65. The benefits consist of matching contributions and ESOP allocations under the Company’s tax-qualified Retirement Savings Plan (“RSP”) (a defined contribution plan), and quarterly accruals under the Company’s tax-qualified Cash Balance Plan (a hybrid pension plan). In addition, we provide benefits to our executives under the Supplemental RSP and Supplemental Cash Balance Plan, which allows us to provide benefits comparable to those that would be available under the tax-qualified plans if the maximum limits established by ERISA and the Internal Revenue Code did not apply. These supplemental plans use the same benefit formulas as the qualified plans, and use the same types of compensation to determine benefit amounts.

Change in Control Severance Plan. We provide severance benefits under our Senior Management Severance Protection Plan to all of our executive officers and certain other senior-level executives if their employment is terminated following a change in control. We provide these severance benefits because we believe that some severance arrangements and financial protection in the event of a change in control is necessary to enable executives to maintain their focus on Cabot and its business during periods of uncertainty as to their future employment with us. The provisions of the Severance Plan are described under the heading “Potential Payments following a Change in Control — Severance Plan” on page 50.

Deferred Compensation Plan. Our Deferred Compensation Plan permits eligible employees, including our named executive officers, to voluntarily defer up to 50% of their salary and any short-term incentive bonuses and to receive a return based on the Moody’s Corporate Bond Rate. The ability to defer income is provided to executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and we may use the cash that has been deferred for our general corporate purposes.

Health and Welfare Plans. The health and welfare plans are the same as those offered to all other employees working in the same country.

Death Benefit Protection. The death benefit protection plan provides our executives with a death benefit equal to three times the executive’s base salary, up to a maximum benefit of $2,700,000, payable to his beneficiary at the time of his death.

Perquisites. We provide our executive officers a modest level of perquisites, consisting principally of financial planning services and an executive physical examination. We provide these benefits to help our executives maintain their health and manage their finances, in both cases so that they are able to focus their attention on Cabot’s business.

2012 Compensation Analysis

Base Salary

Each of our named executive officers received an increase in base salary for 2012. The increases reflected the officer’s level of responsibility, internal equity considerations, and his performance. They also reflect the external competitiveness of his base salary and overall total compensation. The Compensation Committee has a strategy of targeting salaries, over time, at the 50th percentile of the benchmarking data. The base salaries, on average, have been below this level and the increases reflected, in part, the Committee’s intention to align base salaries with competitive market practices and reward individual performance. Base salary increases from 2011 to 2012 for our named executive officers, not including Mr. Prevost, averaged 5.7%. Mr. Prevost’s salary increase was 10%. With these increases, Mr. Prevost’s base salary level for 2012 was at the 40th percentile of the market composite data and the base salary levels of our other named executive officers for 2012 were at or below the 35th percentile of the market composite data.

Short-Term Incentive Compensation Payouts

The Compensation Committee set performance goals for the 2012 STI program based on adjusted EBITDA.

The target bonus for Mr. Prevost is 100% of his base salary and his maximum bonus is 200% of base salary. The target bonus for each of the other named executive officers is 60% of his base salary, with a maximum of 120% of his base salary. As described above, for our executive officers, 70% of their award is based on the degree to which the corporate performance goal is achieved and 30% is based on their individual performance and achievements.

The table below details the financial objectives and results for the Company against which all of the executive officers were evaluated. The portion of the award opportunity based on our corporate performance paid out at 128%, reflecting our strong adjusted EBITDA performance.

2012 Short-Term Incentive Plan Company Targets and Results

	Threshold Level	Target Level	Stretch Level	Maximum Level	2012 Results	Percent Payout
Adjusted EBITDA	$400 million	$475 million	$500 million	$575 million	$503 million	128%

The Committee also reviewed the Company’s progress with respect to safety, health and environmental performance and the achievement of other corporate goals with respect to innovation and customers. The STI awards made reflect each executive officer’s contribution to the Company’s financial performance, excellent execution on strategic goals and strong positioning for long-term growth. The award made to Mr. Prevost also recognized Mr. Prevost’s superior performance against his individual goals and his leadership in the following areas:

•

The Company continued to deliver adjusted earnings growth despite slightly reduced volumes for the year. In fiscal 2012, the Company achieved robust earnings with $3.32 of adjusted earnings per share and 12% adjusted return on invested capital.

•

Under Mr. Prevost’s leadership, the Company completed two significant portfolio moves, the sale of its Supermetals Business and the acquisition of Norit’s activated carbon business, which are expected to accelerate the Company’s growth and improve the stability of its earnings.

•

The Company made substantial progress in the area of commercial excellence, particularly through value pricing initiatives in Reinforcement Materials and Performance Materials, and new products and services in Performance Materials.

•

The Company maintained its strong focus on innovation to maintain the Company’s technological leadership and manufacturing excellence and enhance the performance and differentiation of its products. During the year, the Company launched a number of new products, particularly in Performance Materials, continued to implement energy recovery and process technology improvements at several of its carbon black plants, improving operating performance and energy efficiency and reducing manufacturing costs, and made significant progress in important new product research and development activities.

•

Mr. Prevost continued to develop a pipeline of future leaders. The Company retained key leaders, took concrete steps on senior leadership succession planning and enhanced leadership development programs that will produce long-term results for the Company.

The awards made to the other executive officers also recognized the following significant accomplishments of each individual.

Eduardo E. Cordeiro, EVP and Chief Financial Officer:

•

With Mr. Cordeiro’s disciplined financial focus, the Company continued to deliver adjusted earnings growth, and maintained a strong cash flow and balance sheet to provide financial strength for investment.

•

Mr. Cordeiro continued to provide strong guidance to our corporate strategy and business development efforts. He oversaw the successful sale of the Supermetals Business and led the Company’s negotiations to acquire Norit, which was financed with the proceeds from the issuance of public bonds and increasing the aggregate commitments available under the Company’s revolving credit facility, both on favorable terms.

•

Under Mr. Cordeiro’s direction, the Information Technology organization completed a number of important IT implementations and upgrades and the Purchasing organization exceeded its cost savings targets for the year.

David A. Miller, EVP and President, Reinforcement Materials Segment, Americas Region:

•	Under Mr. Miller’s leadership, Reinforcement Materials achieved record EBIT in fiscal 2012, with an increase of 23% over fiscal 2011.

•

Under Mr. Miller’s leadership, Reinforcement Materials successfully implemented pricing initiatives that contributed meaningfully to operating results, and continued to implement energy recovery and process technology improvements at several of its carbon black plants that improve operating performance and energy efficiency, reduce manufacturing costs, and enable improvements in environmental performance.

•

Under Mr. Miller’s direction, the Company further expanded its global carbon black manufacturing capacity, increasing the Company’s competitiveness. Specifically, the Company’s joint venture in Hebei Province, China began construction of the Company’s third carbon black plant in China, and the Company completed capacity expansions at its existing facilities in Indonesia, Argentina and at multiple sites in Europe.

Brian A. Berube, SVP and General Counsel:

•

Mr. Berube continued to provide strong legal guidance and support to our M&A and other strategic activities, and played an instrumental role in the successful sale of the Supermetals Business and the negotiation and completion of the Norit acquisition.

•

Mr. Berube is a trusted advisor to the Board and members of the management Executive Committee. He continued to provide sound legal advice to the Company on our corporate strategy and business development efforts, and on corporate governance matters.

•	Under Mr. Berube’s leadership, the Law Department provided strong legal support to our businesses, particularly in the negotiation of important commercial arrangements.

Sean D. Keohane, SVP and President, Performance Materials Segment:

•

Mr. Keohane continued to play an instrumental role in the development and implementation of the Company’s commercial excellence initiatives. These initiatives, which in the Performance Materials Segment included the renegotiation of a key customer supply agreement, will improve operating results and are critical to the Company’s long-term competitiveness.

•	Under Mr. Keohane’s leadership, the Performance Materials Segment launched a number of new, differentiated products that enhance the performance of our customers’ products.

•	Under Mr. Keohane’s direction, the Company expanded its fumed silica manufacturing capacity in China and Wales, which will significantly enhance the Company’s long-term competitiveness.

Based on the Company’s performance against the financial goals established for the STI program and the assessment of each officer’s performance and accomplishments, the following STI awards were made for fiscal 2012:

Name	2012 STI Award
Patrick M. Prevost	$1,333,000
Eduardo E. Cordeiro	$376,000
David A. Miller	$297,000
Brian A. Berube	$271,000
Sean D. Keohane	$305,000

Long-Term Incentive Compensation Awards

The value of the LTI target awards made for fiscal 2012 are set forth in the table below. In making these awards, the Committee considered each individual’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, and internal equity considerations based primarily on each executive’s job responsibilities, effectiveness and experience. The Committee also considered our strong performance in fiscal 2011 and the need to retain these executives to achieve our long-term strategic objectives.

Name	2012 LTI Target Award Value
Patrick M. Prevost	$3,700,000
Eduardo E. Cordeiro	$900,000
David A. Miller	$800,000
Brian A. Berube	$650,000
Sean D. Keohane	$750,000

The number of time-based restricted stock units, stock options and performance-based restricted stock units issued to reflect the foregoing target award values are included in the compensation tables that follow this discussion.

As explained above, the performance-based restricted stock units vest at the end of three years, but the number of shares issuable, if any, when the award vests, will depend on the degree of achievement of annual corporate performance metrics within each year of the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% and 150% of the number of stock units allocated to each annual portion of his award. The following table shows the Company goals and weighting that the Committee set for the fiscal 2012 performance period of the 2010, 2011 and 2012 LTI awards, our degree of attainment of these goals and the percent of the awards earned. The targets for the fiscal 2012 performance period of the 2010 and 2011 awards reflect the long-term goals of achieving adjusted EPS of $3.00 per share and adjusted ROIC of 13% that were in place when those awards were granted, and the targets for the fiscal 2012 performance period of the 2012 awards reflect the long-term goals of achieving adjusted EPS of $4.50 per share and adjusted ROIC of 13% that were in place when those awards were granted.

Company Targets and Results for Year Three

of Performance-Based Restricted Stock Units granted for Fiscal 2010

	Weight	Threshold Level	Target Level	Maximum Level	2012 Results	Percent Earned
Adjusted EPS	65%	$2.00	$3.00	$4.00	$3.32	116%
Adjusted ROIC	35%	8%	11%	13%	12%	120%
Total						117%

Company Targets and Results for Year Two

of Performance-Based Restricted Stock Units granted for Fiscal 2011

	Weight	Threshold Level	Target Level	Maximum Level	2012 Results	Percent Earned
Adjusted EPS	65%	$2.10	$3.00	$3.90	$3.32	118%
Adjusted ROIC	35%	10%	12.5%	15.5%	12%	86%
Total						107%

Company Targets and Results for Year One

of Performance-Based Restricted Stock Units granted for Fiscal 2012

	Weight	Threshold Level	Target Level	Maximum Level	2012 Results	Percent Earned
Adjusted EPS	65%	$2.35	$3.25	$4.15	$3.32	104%
Adjusted ROIC	35%	10%	14%	18%	12%	73%
Total						93%

Employment Arrangements

Our named executive officers each serve without an employment agreement and their compensation is set by the Committee as described above.

Practices Regarding the Grant of Equity Awards

Annual equity grants are made at the Committee’s regularly scheduled meeting in November to align the timing of grants with our fiscal year, most importantly for the performance-based restricted stock units, which are measured on a fiscal year basis. The November meeting usually occurs two weeks following our release of earnings for our fourth fiscal quarter. The closing price of Cabot stock on the NYSE on the date grants are approved by the Compensation Committee determines the exercise price of options. From time to time, the Committee makes equity awards outside of the annual grant program for recruiting or retention purposes. We do not have a program, plan, or practice to time “off-cycle” awards in coordination with the release of material non-public information and these awards are effective on the later of the Compensation Committee approval of the grant or the date the executive officer’s employment commences.

Hedging Policy

The Company has a policy that prohibits executives from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and “put” and “call” options. In addition, this policy is designed to ensure compliance with all insider trading rules.

Tax and Accounting Information

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO and any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” For 2012, our stock options and STI payments to those officers were structured to be tax-deductible compensation under Section 162(m).

Our restricted stock units, as currently structured, are not considered performance-based for purposes of Section 162(m) of the Internal Revenue Code. Therefore, the value of those equity awards at the time they vest or are settled, in combination with the amount of salary and certain other elements of compensation, in excess of $1,000,000 paid to our Chief Executive Officer and the three highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer, is not tax deductible by us.

Summary Compensation Table

The following table and footnotes describe the compensation for Patrick M. Prevost, our Chief Executive Officer; Eduardo E. Cordeiro, our Chief Financial Officer; and the other three most highly compensated executive officers who were serving as executive officers as of September 30, 2012, the last day of our most recently completed fiscal year (collectively, the “named executive officers”). A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 25.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick M. Prevost President and CEO	2012	967,500	2,312,991	1,295,110	1,333,000	161,497	257,754	6,327,852
	2011	887,500	2,710,845	1,119,537	1,300,000	121,729	368,843	6,508,454
	2010	837,500	1,678,802	1,117,755	1,600,000	127,528	256,798	5,618,383
Eduardo E. Cordeiro Executive Vice President and CFO	2012	453,750	562,593	315,021	376,000	108,304	115,689	1,931,357
	2011	412,500	471,272	262,389	372,000	44,589	104,706	1,667,456
	2010	387,500	371,852	247,979	454,000	70,354	129,065	1,660,750
David A. Miller Executive Vice President and General Manager, Reinforcement Materials and Americas Region	2012	382,500	500,068	280,020	297,000	44,507	95,579	1,599,674
	2011	371,250	471,272	262,389	322,000	33,482	83,655	1,544,048
	2010	360,000	371,852	247,979	400,000	31,648	209,584	1,621,063

Brian A. Berube Senior Vice President and General Counsel	2012	357,500	406,329	227,519	271,000	89,038	88,919	1,440,305
	2011	346,250	345,593	192,420	273,000	38,393	95,730	1,291,386
	2010	332,500	279,521	186,539	365,000	68,787	109,497	1,341,844
Sean D. Keohane Senior Vice President and General Manager, Performance Materials	2012	365,000	468,822	262,520	305,000	68,771	95,161	1,565,274
	2011	343,750	345,593	192,420	298,000	28,778	97,630	1,306,171
	2010	312,500	279,521	186,539	373,000	43,069	104,882	1,299,511

1.

The amounts reported in this column reflect the aggregate grant date fair value for time-based and performance-based restricted stock units computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value per unit is equal to the closing price of Cabot common stock on the date of grant, less a discount in the case of performance-based restricted stock units as these awards do not receive dividends or dividend equivalents until they vest. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. Time-based restricted stock units carry the right to receive dividends, if and when paid. The grant date fair value of awards subject to performance conditions assumes that the target level of performance is achieved. For fiscal 2012, these amounts are as follows: Mr. Prevost: $1,203,004; Mr. Cordeiro: $292,601; Mr. Miller: $260,093; Mr. Berube: $211,331; and Mr. Keohane: $243,839. If the maximum level of performance were to be achieved for these awards, the grant date fair value of awards subject to performance conditions for fiscal 2012 would be as follows: Mr. Prevost: $1,804,505; Mr. Cordeiro: $438,901; Mr. Miller: $390,140; Mr. Berube: $316,997; and Mr. Keohane: $365,759.

2.

The amounts reported in this column reflect the aggregate grant date fair value for stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the Black-Scholes option-pricing model. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note O to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2012.

3.	The amounts reported in this column consist of:

a.

The aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the plans in which he participates as follows: Mr. Prevost: $117,208 in 2010, $101,169 in 2011 and $140,022 in 2012; Mr. Cordeiro: $67,013 in 2010, $39,686 in 2011 and $102,590 in 2012; Mr. Miller: $30,358 in 2010, $29,282 in 2011 and $39,778 in 2012; Mr. Berube: $64,066 in 2010, $33,490 in 2011 and $83,917 in 2012; and Mr. Keohane: $43,069 in 2010, $28,778 in 2011 and $68,771 in 2012. Cabot uses a pension plan measurement date of September 30 in accordance with Financial Accounting Standard No. 158 (“Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”). In accordance with SEC rules, the change in the actuarial present value for each named executive officer’s accumulated pension benefits has been measured from October 1st to September 30th for each fiscal year, and, when such amounts are negative, they are not reflected in the sum reported in the column.

b.

Above-market interest (the portion exceeding 120% of the applicable long-term rate) credited to deferrals under Cabot’s deferred compensation plan as follows: Mr. Prevost: $10,320 in 2010, $20,560 in 2011 and $21,475 in 2012; Mr. Cordeiro: $3,341 in 2010, $4,903 in 2011 and $5,714 in 2012; Mr. Miller: $1,290 in 2010, $4,200 in 2011 and $4,729 in 2012; and Mr. Berube: $4,721 in 2010, $4,903 in 2011 and $5,121 in 2012.

4.

The table below identifies the amounts shown for fiscal 2012 in the “All Other Compensation” column. All of the amounts reflect the actual cost to Cabot of providing the payment or benefit described below.

	Company Contributions to Retirement Savings Plan ($)(a)	Company Contributions to Supplemental Retirement Savings Plan ($)(a)	Financial Planning and Tax Assistance ($)	Other ($)(b)	Total ($)
P.M. Prevost	34,063	201,530	14,543	7,618	257,754
E.E. Cordeiro	31,678	67,175	15,693	1,143	115,689
D.A. Miller	26,228	53,318	10,819	5,214	95,579
B.A. Berube	24,525	50,625	12,868	901	88,919
S.D. Keohane	25,206	56,242	12,793	920	95,161

a.	The Retirement Savings Plan and Supplemental Retirement Savings Plan are defined contribution plans and are described under the heading “Nonqualified Deferred Compensation” beginning on page 48.

b.

Includes the amount paid by Cabot for an annual physical exam for Mr. Prevost ($5,350) and Mr. Miller ($4,250); and the cost to Cabot of providing each named executive officer with a death benefit under our Death Benefit Protection Plan equal to three times their base salary at the time of their death, up to a maximum benefit of $2,700,000. This premium is paid to the life insurance carrier.

The table does not include any amounts for use of sports tickets by the named executive officers because no incremental costs were incurred by Cabot. Cabot purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets.

Grant of Plan-Based Awards Table

The following table reports all plan-based awards granted to the named executive officers during fiscal 2012. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Short-Term Incentive Compensation” on page 32 and “Compensation Discussion and Analysis — Long-Term Incentive Compensation” on page 33.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P.M. Prevost
Time Based Restricted Stock Unit (“RSU”)	11/11/11	—	—	—	—	—	—	33,687	—	—	1,109,987
Performance Based RSU	11/11/11	—	—	—	19,651	39,301	58,952	—	—	—	1,203,004
Options	11/11/11	—	—	—	—	—	—	—	111,302	32.95	1,295,110
Short-Term Incentive Compensation (“STI”)	—	346,500	990,000	1,980,000	—	—	—	—	—	—	—

E.E. Cordeiro
Time Based RSU	11/11/11	—	—	—	—	—	—	8,194	—	—	269,992
Performance Based RSU	11/11/11	—	—	—	4,780	9,559	14,339	—	—	—	292,601
Options	11/11/11	—	—	—	—	—	—	—	27,073	32.95	315,021
STI	—	97,650	279,000	558,000	—	—	—	—	—	—	—

D.A. Miller
Time Based RSU	11/11/11	—	—	—	—	—	—	7,283	—	—	239,975
Performance Based RSU	11/11/11	—	—	—	4,249	8,497	12,746	—	—	—	260,093
Options	11/11/11	—	—	—	—	—	—	—	24,065	32.95	280,020
STI	—	80,850	231,000	462,000	—	—	—	—	—	—	—

B.A. Berube
Time Based RSU	11/11/11	—	—	—	—	—	—	5,918	—	—	194,998
Performance Based RSU	11/11/11	—	—	—	3,452	6,904	10,356	—	—	—	211,331
Options	11/11/11	—	—	—	—	—	—	—	19,553	32.95	227,519
STI	—	75,600	216,000	432,000	—	—	—	—	—	—	—

S.D. Keohane
Time Based RSU	11/11/11	—	—	—	—	—	—	6,828	—	—	224,983
Performance Based RSU	11/11/11	—	—	—	3,983	7,966	11,949	—	—	—	243,839
Options	11/11/11	—	—	—	—	—	—	—	22,561	32.95	262,520
STI	—	77,700	222,000	444,000	—	—	—	—	—	—	—

1.

The amounts in these columns represent award opportunities under our Short-Term Incentive Compensation Plan and assume that adjusted EBITDA, the financial metric for corporate performance for fiscal 2012 as described in the Compensation Discussion and Analysis section of this proxy statement, is achieved at the threshold, target and maximum level, as applicable. The amounts included in the “Threshold” column reflect 50% of the target bonus opportunity payable for corporate performance, which is weighted 70% of the overall short-term incentive compensation program, and do not reflect any payout for individual performance because there is no formal threshold payout level for individual performance. The amounts included in the “Target” column reflect 100% of the total target bonus opportunity payable for both corporate and individual performance. The amounts included in the “Maximum” column reflect 200% of the total target bonus opportunity payable for both corporate and individual performance. Actual short-term incentive payments made for fiscal 2012 are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

2.

The amounts in these columns represent performance-based restricted stock unit awards. The performance-based restricted stock unit awards vest three years after the date of grant, and the number of shares issuable, if any, when the award vests will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. For fiscal 2012 awards, the two financial metrics used to measure corporate performance are adjusted EPS and adjusted ROIC. The amount included in the “Target” column reflects the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “target” financial performance against the adjusted EPS and adjusted ROIC goals each year. The amount in the “Threshold” column reflects 50% of the target award and the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “threshold” financial performance each year, and the amount in the “Maximum” column reflects 150% of the target award and the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “maximum” financial performance each year.

3.	All stock options were granted with an exercise price equal to the closing price of our common stock on the date of grant.

4.

Reflects the fair value of time-based and performance-based restricted stock units and option awards on the grant date, calculated in accordance with FASB ASC Topic 718. The grant date fair value per unit of time-based and performance-based restricted stock units is equal to the closing price of Cabot common stock on the date of grant ($32.95), less a discount in the case of performance-based restricted stock units as these awards do not receive dividends or dividend equivalents until they vest. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. Time-based restricted stock units carry the right to receive dividends, if and when paid. The grant date fair value for performance-based restricted stock units was calculated assuming that the target level of performance was achieved. Option awards are valued using the Black-Scholes option pricing model. The assumptions used to calculate the value of these awards are set forth in Note O to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding outstanding equity awards held by our named executive officers as of September 30, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
P. M. Prevost	270,000	—	16.90	5/6/2019	35,200		1,287,264	—	—
	90,600	60,400	23.15	11/12/2019	27,714		1,013,501	—	—
	27,768	64,794	34.64	11/11/2020	20,741		758,498	—	—
	—	111,302	32.95	11/10/2021	33,687		1,231,934	—	—
					57,186	(2)	2,091,292	—	—
					26,976	(3)	986,512	16,167	591,227
					12,203	(4)	446,264	39,302	1,437,274
E. E. Cordeiro	28,000	—	16.90	5/6/2019	7,800		285,246	—	—
	20,100	13,400	23.15	11/12/2019	6,495		237,522	—	—
	6,508	15,186	34.64	11/11/2020	8,194		299,655	—	—
	—	27,073	32.95	11/10/2021	12,662	(2)	463,049	—	—
					6,323	(3)	231,232	3,789	138,564
					2,968	(4)	108,540	9,560	349,609
D.A. Miller	45,000	—	21.07	9/13/2019	7,800		285,246	—	—
	20,100	13,400	23.15	11/12/2019	6,495		237,522	—	—
	6,508	15,186	34.64	11/11/2020	7,283		266,339	—	—
	—	24,065	32.95	11/10/2021	12,662	(2)	463,049	—	—
					6,323	(3)	231,232	3,789	138,564
					2,638	(4)	96,472	8,498	310,772
B. A. Berube	31,500	—	16.90	5/6/2019	5,900		215,763	—	—
	15,120	10,080	23.15	11/12/2019	4,763		174,183	—	—
	4,772	11,137	34.64	11/11/2020	5,918		216,421	—	—
	—	19,553	32.95	11/10/2021	9,463	(2)	346,062	—	—
					4,637	(3)	169,575	2,778	101,591
					2,144	(4)	78,406	6,905	252,516
S.D. Keohane	50,000	—	16.90	5/6/2019	5,900		215,763	—	—
	15,120	10,080	23.15	11/12/2019	4,763		174,183	—	—
	4,772	11,137	34.64	11/11/2020	6,828		249,700	—	—
	—	22,561	32.95	11/10/2021	9,463	(2)	346,062	—	—
					4,637	(3)	169,575	2,778	101,591
					2,473	(4)	90,438	7,967	291,353

1.

Options vest over a three year period as follows, assuming the named executive officer’s continued employment with Cabot through the vesting date: 30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant.

2.

Reflects the portion of the fiscal 2010 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics for each of the three years within the three-year performance period of the award. These units vested on November 13, 2012, the third anniversary of the date of grant, and were settled on November 26, 2012, the date the Compensation Committee determined the achievement of adjusted EPS and adjusted ROIC metrics (the financial metrics used to measure corporate performance for the award) to be used to determine the number of performance-based restricted stock units earned during fiscal 2012.

3.

Reflects the portion of the fiscal 2011 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics for the first two years within the three-year performance period of the award. These units will vest on the third anniversary of the date of grant, assuming the named executive officer’s continued employment with Cabot through the vesting date.

4.

Reflects the portion of the fiscal 2012 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics for the first year within the three-year performance period of the award. These units will vest on the third anniversary of the date of grant, assuming the named executive officer’s continued employment with Cabot through the vesting date.

5.

The value of shares of unvested restricted stock units was calculated by multiplying the closing price of our common stock on September 28, 2012 ($36.57), the last business day of fiscal 2012, times the number of shares of unvested restricted stock units.

6.	The number of shares shown for each named executive officer’s performance-based restricted stock unit award is based on achieving the maximum financial performance metrics with respect to such award.

Option Exercises and Stock Vested Table

The following table shows the options exercised by each of our named executive officers during fiscal 2012. None of our named executive officers had any restricted stock or restricted stock units that vested during fiscal 2012. The value realized on vesting is the difference between the market price of the shares at exercise and the exercise price, multiplied by the number of shares acquired on exercise.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
P.M. Prevost	30,000	754,200
E.E. Cordeiro	42,000	970,200
D.A. Miller	—	—
B.A. Berube	13,500	311,850
S.D. Keohane	60,000	672,600

Pension Benefits

The following narrative and tables provide information on Cabot’s Cash Balance Plan and Supplemental Cash Balance Plan, the defined benefit retirement plans in which the named executive officers participate.

Cash Balance Plan

We maintain a Cash Balance Plan, which is a funded, tax-qualified defined benefit plan for U.S.-based employees. The Cash Balance Plan is a hybrid pension plan in which participants accrue benefits in the form of account balances, with a guaranteed rate of return and defined notional contributions (“pay-based credits”). We provide participants with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after ten years of service, plus additional credits of 2% of earnings in excess of the Social Security wage base. Eligible compensation under the Cash Balance Plan includes base salary and any short-term incentive bonus.

All balances in the accounts of participants during a calendar year are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants begin receiving benefit payments. For calendar year 2012, the interest rate was 0.11%. At retirement at any age or other termination of employment, participants eligible for benefits may receive their vested account balance in a lump sum payment or in a monthly pension having equivalent actuarial value.

Participants are 100% vested in Cabot’s contributions to their accounts after three years of employment with Cabot. As of September 30, 2012, all of the named executive officers were fully vested in their accrued account balances under the Cash Balance Plan.

Supplemental Cash Balance Plan

We also maintain a Supplemental Cash Balance Plan, which is an unfunded, non-qualified plan created to provide benefits to executive officers and other Cabot employees in circumstances where maximum limits established under the Internal Revenue Code prevent participants from receiving some of the benefits provided under the Cash Balance Plan. The Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under the tax-qualified Cash Balance Plan. The Supplemental Cash Balance Plan is intended to provide eligible employees the same benefits that they would earn under the Cash Balance Plan if this compensation limit did not apply.

The material terms and conditions of the Supplemental Cash Balance Plan are the same as those of the Cash Balance Plan except that benefits otherwise payable from the Supplemental Cash Balance Plan will be forfeited if a participant’s employment is terminated for cause.

Pension Benefits Table

The following table shows the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which he participated as of September 30, 2012, the last day of our most recent fiscal year, and the pension plan measurement date used for financial statement reporting purposes for our fiscal 2012 financial statements. None of the named executive officers received a payment under these plans during fiscal 2012.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
P.M. Prevost	Cash Balance Plan Supplemental Cash Balance Plan	5 5	50,912 388,558
E.E. Cordeiro	Cash Balance Plan Supplemental Cash Balance Plan	14 14	155,495 196,430
D.A. Miller	Cash Balance Plan Supplemental Cash Balance Plan	3 3	34,203 65,215
B.A. Berube	Cash Balance Plan Supplemental Cash Balance Plan	18 18	204,964 176,537
S.D. Keohane	Cash Balance Plan Supplemental Cash Balance Plan	10 10	110,345 102,535

1.	Credited service represents years of service with Cabot as of September 30, 2012, rounded to the nearest whole year.

2.	The following assumptions were used in the calculations:

Cash Balance Plan/ Supplemental Cash Balance Plan
Measurement Date	9/30/2012
Discount Rate (for present value calculation)	3.50%
Form of benefit	Lump sum
Retirement Date	Age 65

Nonqualified Deferred Compensation

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan that permits certain employees in the U.S. to voluntarily defer in any year up to 50% of their base salary and up to 100% of short-term incentive and sales incentive bonuses. All of our named executive officers are eligible to participate in the deferred compensation plan. Messrs. Prevost, Cordeiro and Miller participated in the plan in calendar year 2012.

In any year, the deferred amounts are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable calendar year. This earnings measure has been specified by the plan administrator. Amounts that are deferred in a particular year are credited to a participant’s account as if they were invested in the account on the first day of the applicable calendar year and notional interest is applied as if the participant had earned the deferred amount on the first day of the calendar year. Earnings are compounded annually. The Moody’s rate under the plan for calendar year 2012 was 4.39%. Participants in the deferred compensation plan can elect to defer receipt of their eligible compensation for a period of at least three years (“fixed period election”) or until they cease to be employees of Cabot (“separation election”). For a separation election, participants may elect to receive deferred amounts either in the form of a lump sum payment or, if a participant’s account balance is at least $50,000, installments over a period of three, five or ten years.

Retirement Savings Plan and Supplemental Retirement Savings Plan

All of our employees in the U.S. participate in the Retirement Savings Plan, a tax qualified defined contribution plan, although the terms vary for employees covered by a collective bargaining agreement. The Retirement Savings Plan contains a 401(k) portion under which Cabot makes a matching contribution of 75% of a participant’s contribution on up to 7.5% of the participant’s eligible compensation, making the maximum matching contribution an amount equal to 5.625% of a participant’s eligible compensation. This matching contribution is in the form of Cabot stock. Cabot’s Benefits Committee may provide for additional discretionary contributions by Cabot. The Retirement Savings Plan also contains an employee stock ownership plan (“ESOP”), which is 100% funded by Cabot. Under the ESOP, participants receive contributions in the form of Cabot stock each quarter based on a pre-determined formula. We have established a minimum and maximum contribution percentage of total eligible pay of 4% and 8%, respectively. The actual amount of the contribution in any given quarter varies, depending primarily on our stock price. Eligible compensation includes base salary and cash bonuses.

The Supplemental Retirement Savings Plan is an unfunded, non-qualified defined contribution plan under which we provide credits to executive officers and certain other employees in the U.S. that cannot be made in the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code. Credits to the Supplemental Retirement Savings Plan are at the same percentage of pay that would have been made to the Retirement Savings Plan were it not for the limitations imposed by the Internal Revenue Code. Amounts credited to the Supplemental Retirement Savings Plan are treated as if invested in Cabot common stock. Participants may elect to receive distributions in a lump sum payment after separation from service or, if a participant’s account balance is at least $50,000, in installments over a period of three, five or ten years beginning after separation from service. All distributions are made with shares of Cabot common stock, with the exception of those for certain grandfathered accounts, which are made in cash.

Under both the Retirement Savings Plan and Supplemental Retirement Savings Plan, participants are 20% vested in Cabot’s contributions or credits to their accounts after two years of employment with Cabot, 40% vested after three years, 60% vested after four years and 100% vested after five years.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Supplemental Retirement Savings Plan for all of our named executive officers and with respect to the deferred compensation plan for Messrs. Prevost, Cordeiro, Miller and Berube.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
P.M. Prevost Deferred Compensation Plan Supplemental RSP	1,333,000 —	— 201,530	125,251 236,896	3,217,231 1,020,661

E.E. Cordeiro Deferred Compensation Plan Supplemental RSP	188,000 —	— 67,175	27,838 113,933	683,859 432,717

D.A. Miller Deferred Compensation Plan Supplemental RSP	74,250 —	— 53,318	20,362 26,913	481,969 152,462

B.A. Berube Deferred Compensation Plan Supplemental RSP	— —	— 50,625	19,404 121,829	438,901 436,974

S.D. Keohane Supplemental RSP	—	56,242	64,012	273,431

1.

The amounts contributed by Messrs. Prevost, Cordeiro and Miller represent the deferral of 100%, 50% and 25%, respectively, of short-term incentive compensation earned with respect to fiscal 2012 as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement.

2.

These amounts represent credits by Cabot accrued under the Supplemental Retirement Savings Plan and are reported in the Summary Compensation Table in this proxy statement under the heading “All Other Compensation.” No Company credits are provided to the named executive officers under the deferred compensation plan.

3.

For the deferred compensation plan, earnings represent the value credited based on the Moody’s interest rate for the year. For the Supplemental Retirement Savings Plan, earnings represent the value of dividends earned and investment gains or losses as if the amounts had been invested in Cabot common stock.

4.

The aggregate balance includes executive deferrals for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years in which the deferrals were made were included as compensation for such individuals in the Summary Compensation Tables in prior proxy statements.

Potential Payments Upon Termination or Change in Control

Our named executive officers are eligible to receive certain benefits upon a change in control or if their employment is terminated, including following a change in control. This section describes various change in control and termination of employment scenarios and the payments and benefits payable under those scenarios. A table quantifying the estimated payments and benefits assuming a termination of employment or a change in control occurred on September 28, 2012, the last business day of fiscal 2012, follows this narrative description.

Potential Payments Following a Change in Control

Severance Plan

Participants in our Senior Management Severance Protection Plan (the “Severance Plan”) are determined by our Compensation Committee and include sixteen of our senior managers, including all of our named executive officers.

Under the Severance Plan, participants are entitled to severance payments if their employment with Cabot terminates within two years following a change in control (for any reason other than cause, disability, death, or a termination initiated by the participant without good reason). Mr. Prevost is entitled to a lump sum payment equal to three times the sum of his base salary plus bonus and continued health and welfare benefits for a period of three years (i.e., medical, dental and prescription drug benefits; long-term disability coverage; and life insurance and other death benefits coverage). The other named executive officers are entitled to a lump sum payment equal to two times the sum of their base salary plus bonus and continued health and welfare benefits for a period of two years. In addition, under the Severance Plan, a participant is entitled to receive a pro-rated bonus with respect to the fiscal year in which the termination occurs and outplacement services in an amount up to 15% of his or her salary.

Base salary under the Severance Plan is calculated at the greater of the rate in effect (i) immediately before the change in control or (ii) as of the officer’s employment termination date. The bonus is calculated at the greater of (i) the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs or the fiscal year in which the officer’s employment is terminated, whichever was greater or (ii) the highest annual incentive bonus amount paid or payable to the participant for any of the three fiscal years preceding the fiscal year in which the change in control occurs.

The Severance Plan also includes a “better of” provision. Under this provision, a participant will be entitled to receive either the full amount of payments (and pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code) or such lesser amount that is not subject to the excise tax, whichever results in the greater after-tax benefit to him or her.

The provision of benefits under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, counts toward our obligation to provide the benefits under the Severance Plan so that the benefits are not duplicative.

Retirement and Equity Incentive Plans

The accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, Retirement Savings Plan and Supplemental Retirement Savings Plan immediately vest and become payable upon a change in control of Cabot.

Under the terms of our equity incentive plans, different provisions apply to awards granted before March 8, 2012 and awards granted on or after March 8, 2012. For awards granted before March 8, 2012, unvested restricted stock, unvested restricted stock units and stock options held by a participant (including the named executive officers) immediately vest upon a change in control of Cabot (commonly referred to as “single trigger” vesting). In the case of performance-based restricted stock units, the total number of units that vests is the sum of the units that have been earned or “banked” based upon performance as of the date of the change in control and the number of unbanked units assuming target performance is achieved.

For awards granted on or after March 8, 2012, upon a merger or a transaction involving the sale of Cabot or all or substantially all of its assets, the Compensation Committee, as administrator of our equity incentive plan, will have discretion to provide for the assumption or continuation of some or all outstanding awards or any portion of an award, the grant of a new award in substitution by the acquirer or survivor, or the cash-out of some or all awards. Further, the Compensation Committee will retain authority to accelerate the vesting of awards and intends to provide for “double trigger” vesting of future awards upon a change in control. This means that if an award remains outstanding following a change in control, such as if the acquiring company assumes the award, vesting would be accelerated only if the participant’s employment was involuntarily terminated without cause or by the participant for good reason within two years of the change in control.

Termination of Employment Upon Disability or Death

For Cabot’s full-time employees based in the U.S., including the named executive officers, termination of employment upon disability is determined under the terms of Cabot’s long-term disability plan and occurs one year following the date of disability. A U.S.-based employee who becomes disabled would receive (i) benefits under our long term disability plan, (ii) continued participation in our medical, dental, and life insurance plans in accordance with the terms of those plans if the employee has completed ten years of service; and (iii) continued accruals in the retirement plans in accordance with the terms of those plans if the employee has completed five years of service. We have not included a value for these benefits in the table on page 52 because the plans do not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all salaried employees. In addition, the accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, Retirement Savings Plan and Supplemental Retirement Savings Plan immediately vest and become payable upon termination of employment by reason of death or disability.

Under the terms of Cabot’s equity incentive plans, if any participant (including a named executive officer) ceases to be an employee because of disability or death, his or her unvested stock options, unvested restricted stock units and restricted stock would immediately vest. In the case of performance-based restricted stock units, the total number of units that vests is the sum of the units that have been earned or “banked” based upon performance as of the date of the termination of employment.

We provide the named executive officers with a death benefit under our Death Benefit Protection Plan equal to three times their base salary up to a maximum benefit of $2,700,000, which is payable to their beneficiary at the time of their death.

Termination of Employment Upon Retirement

Upon retirement, participants (including the named executive officers) are entitled to receive benefits payable under our Cash Balance Plan and Supplemental Cash Balance Plan and a distribution of balances under our Retirement Savings Plan and Supplemental Retirement Savings Plan. As of the last business day of fiscal 2012, none of our named executive officers met the eligibility criteria for retirement or early retirement, as applicable, under these plans.

Under our current arrangements, a named executive officer may also be eligible to receive retiree welfare benefits provided to comparably situated employees. These retiree welfare benefits are not included in the table on page 52 because these benefit plans do not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all salaried employees.

Termination for Cause or Voluntarily Without Good Reason

As described above, a named executive officer would not receive severance payments under the terms of the Severance Plan if his employment is terminated for cause or if he terminates his employment without good reason. He also would not receive benefits under the terms of our Supplemental Retirement Savings Plan or Supplemental Cash Balance Plan.

Potential Payments Upon Termination or Change in Control Table

The following table and footnotes present potential payments to each named executive officer under various circumstances as if the officer’s employment had been terminated on September 28, 2012, the last business day of fiscal 2012, or if a change in control had occurred on such date.

	Severance Pay(1)($)	Accelerated Unvested Equity(2)($)	Benefits and Perquisites(3)($)	Supplemental Retirement Savings Plan Benefits(4)($)	Total($)(5)
P.M. Prevost
Death	—	9,153,799	2,700,000	408,264	12,262,063
Disability	—	9,153,799	—	408,264	9,562,063
Termination if Change in Control	7,770,000	10,506,121	192,248	408,264	18,876,633
Change in Control	—	10,506,121	—	408,264	10,914,385

E.E. Cordeiro
Death	—	1,932,385	1,395,000	—	3,327,385
Disability	—	1,932,385	—	—	1,932,385
Termination if Change in Control	1,838,000	2,257,822	108,150	—	4,203,972
Change in Control	—	2,257,822	—	—	2,257,822

D.A. Miller
Death	—	1,876,113	1,155,000	91,477	3,122,590
Disability	—	1,876,113	—	91,477	1,967,590
Termination if Change in Control	1,570,000	2,175,658	95,792	91,477	3,932,927
Change in Control	—	2,175,658	—	91,477	2,267,135

B.A. Berube
Death	—	1,427,960	1,080,000	—	2,507,960
Disability	—	1,427,960	—	—	1,427,960
Termination if Change in Control	1,450,000	1,664,019	91,915	—	3,205,934
Change in Control	—	1,664,019	—	—	1,664,019

S.D. Keohane
Death	—	1,484,159	1,110,000	—	2,594,159
Disability	—	1,484,159	—	—	1,484,159
Termination if Change in Control	1,486,000	1,746,110	93,454	—	3,325,564
Change in Control	—	1,746,110	—	—	1,746,110

1.

For Mr. Prevost, severance pay is equal to three times the sum of (x) base pay and (y) the greater of (i) his highest bonus in the prior three-year period or (ii) his target bonus under our short-term incentive program for the fiscal year. For each of our other named executive officers, severance pay is equal to two times the sum of (x) base pay and (y) the greater of (i) his highest bonus in the prior three-year period or (ii) his target bonus under our short-term incentive program for the fiscal year.

2.

For all of our named executive officers, the amounts for accelerated unvested equity include the value of unvested restricted stock units and options. In the case of performance-based restricted stock units, the total number of units is the sum of the units that have been earned or “banked” based upon performance as of September 28, 2012 and, other than in the event of death or disability, the number of unbanked units assuming target performance is achieved. The value of unvested restricted stock units was calculated by multiplying the closing market price of our common stock on September 28, 2012 ($36.57) times the number of shares of unvested restricted stock units. The value of unvested options was calculated by multiplying the number of shares underlying the unvested options by the difference between the closing market price of our common stock on September 28, 2012 and the option exercise price.

3.

Continued perquisites and benefits include only those benefits provided to named executive officers that are not provided to all employees generally. The amount reported in the event of death represents an amount equal to three times base salary up to a maximum benefit of $2,700,000, which is payable in a lump sum to the named executive officer’s designated beneficiary under our Death Benefit Protection Plan. For each of our named executive officers, the amount reported in the event of a termination following a change in control represents the cost to Cabot of continued health and welfare benefits (for a period of three years for Mr. Prevost and for a period of two years for each of our other named executive officers) and outplacement services in an amount equal to 15% of the officer’s base salary.

4.

Reflects only unvested accrued account balances, if any, under the Supplemental Retirement Savings Plan, which immediately vest upon termination of employment by reason of death or disability or upon a change in control of Cabot. The vested account balances for each named executive officer under the plan, which are included in the aggregate balance at fiscal year end reflected in the “Nonqualified Deferred Compensation Table” on page 49, would also be paid to the participants upon termination by reason of death or disability or following a change in control. There are no amounts that would be payable under the Cash Balance Plan and Supplemental Cash Balance Plan as of September 28, 2012 that are not included in the Pension Benefits Table on page 47.

5.	Payments do not take into account the “better of” provision in the Severance Plan described above on page 50, which could reduce the amount of the payment.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed on pages 25-53 of this proxy statement (commonly referred to as “say-on-pay”).

The compensation we paid to our named executive officers for fiscal year 2012 was the result of our strong financial and operating performance and the outstanding leadership they provided in our achieving these results and executing our strategic goals. Our important accomplishments, which are summarized in the Executive Summary of our CD&A, reflect our disciplined focus on margin improvement, capacity expansion and emerging market growth, developing new products and businesses and actively managing our portfolio of existing businesses. With this focus, we achieved strong performance against the incentive compensation metrics we established for fiscal 2012. The types of performance goals that we use for our executive compensation programs are the same as the ones we use when setting our business plan and the strategic objectives of the Company. The use of these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of our strategy. Our executive compensation programs also align the interests of our shareholders and executives by tying compensation to the Company’s short- and long-term financial and strategic growth objectives. We believe this will create value for our shareholders over time as reflected in long-term total shareholder returns.

For these reasons, the Board is asking stockholders to support this proposal.

The text of the resolution is as follows:

“VOTED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”

Vote Required

Because the vote we are asking you to cast is non-binding, there is no minimum vote required for approval. Our Board and the Compensation Committee value the views of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe that Cabot benefits from constructive dialog with our shareholders. We will continue to reach out to our shareholders on these and other important issues and we encourage our shareholders to contact us. Shareholders who wish to communicate with our Board should refer to “Communications with the Board” in this proxy statement for additional information on how to do so.

Recommendation

The Board of Directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the approval of the compensation of our named executive officers.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

The following table shows the amount of Cabot common stock beneficially owned as of January 14, 2013 (unless otherwise indicated) by each person known by Cabot to own beneficially more than 5% of our outstanding common stock, by each director of Cabot, by each of our named executive officers and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Total Number of Shares(1)		Percent of Class(2)
Holders of More than Five Percent of Common Stock
State Street Corporation	4,302,735	(3)	6.7%
One Lincoln Street
Boston, MA

BlackRock, Inc.	3,534,011	(4)	5.5%
40 East 52nd Street
New York, NY

Directors and Executive Officers
Brian A. Berube	77,608	(5)	*
John S. Clarkeson	31,256	(6)	*
Eduardo E. Cordeiro	112,586	(7)	*
Juan Enriquez	20,356	(8)	*
Gautam S. Kaji	23,256		*
Sean D. Keohane	110,601	(9)	*
William C. Kirby	2,670	(10)	*
Roderick C.G. MacLeod	70,156	(11)	*
Henry F. McCance	18,256	(12)	*
John K. McGillicuddy	11,589	(13)	*
David A. Miller	116,327	(14)	*
John F. O’Brien	41,856		*
Patrick M. Prevost	664,022	(15)	1.0%
Sue H. Rataj	4,716		*
Ronaldo H. Schmitz	29,256	(16)	*
Lydia W. Thomas	31,656		*
Mark S. Wrighton	32,956	(17)	*
Directors and executive officers as a group (17 persons)	1,399,123	(18)	2.16%

*	Less than one percent.

1.

For Cabot’s executive officers the number includes shares of Cabot common stock held for their benefit by the trustees of Cabot’s Retirement Savings Plan. The shares of common stock allocated to the accounts of Cabot’s executive officers in the Retirement Savings Plan constitute less than 1% of our common stock.

2.

The calculation of percentage of ownership of each listed beneficial owner is based on 63,768,483 shares of Cabot common stock, which represents the number of shares outstanding on January 14, 2013, plus any shares that such individual or entity has the right to acquire within 60 days of January 14, 2013.

3.

Based on a Schedule 13G filed with the SEC on February 13, 2012 by State Street Corporation. The Schedule 13G reports that State Street Corporation has shared voting and dispositive power with respect to 4,302,735 shares. State Street Bank and Trust Company, acting in various fiduciary capacities (“State

Street”), represents that it has shared voting and dispositive power with respect to 4,181,304 shares. State Street has disclaimed beneficial ownership of the shares covered by its Schedule 13G.

4.

Based on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that BlackRock has sole voting and dispositive power with respect to all 3,534,011 shares.

5.	Includes 43,491 shares of common stock that Mr. Berube has the right to acquire within 60 days of January 14, 2013 upon the exercise of stock options.

6.	Includes 12,000 shares the receipt of which Mr. Clarkeson has deferred under applicable Cabot deferred compensation plans. Mr. Clarkeson has shared voting and investment power for 2,000 shares.

7.	Includes 54,638 shares of common stock that Mr. Cordeiro has the right to acquire within 60 days of January 14, 2013 upon the exercise of stock options.

8.	Includes 18,256 shares the receipt of which Mr. Enriquez has deferred under applicable Cabot deferred compensation plans. Mr. Enriquez has shared investment power for 2,100 shares.

9.	Includes 91,513 shares of common stock that Mr. Keohane has the right to acquire within 60 days of January 14, 2013 upon the exercise of stock options.

10.	Mr. Kirby has deferred receipt of these shares under applicable Cabot deferred compensation plans.

11.

Includes 3,800 shares held by Mr. MacLeod’s wife, who retains sole voting control over the shares. Mr. MacLeod disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

12.	Mr. McCance has deferred receipt of these shares under applicable Cabot deferred compensation plans.

13.	Includes 10,756 shares the receipt of which Mr. McGillicuddy has deferred under applicable Cabot deferred compensation plans.

14.	Includes 98,736 shares of common stock that Mr. Miller has the right to acquire within 60 days of January 14, 2013 upon the exercise of stock options.

15.	Includes 509,928 shares of common stock that Mr. Prevost has the right to acquire within 60 days of January 14, 2013 upon the exercise of stock options.

16.	Includes 20,256 shares the receipt of which Dr. Schmitz has deferred under applicable Cabot deferred compensation plans.

17.

Includes 100 shares held by Dr. Wrighton’s wife, who retains sole voting control over the shares. Dr. Wrighton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

18.

Shares of our common stock shown as being beneficially owned by directors and executive officers as a group includes 40,830 shares of common stock held by trustees for Cabot’s Retirement Savings Plan for the benefit of Cabot’s executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of seven non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) as to independence and financial literacy. The Board has determined that Mr. Kaji, Mr. MacLeod, Mr. McGillicuddy, Ms. Rataj and Dr. Thomas are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in its written charter and described above under the heading “The Board of Directors and its Committees — Audit Committee.” One of the Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of Cabot’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal 2012.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management Cabot’s audited consolidated financial statements for the fiscal year ended September 30, 2012.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Regulation S-X, Rule 2-07. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with that firm its independence from Cabot.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the SEC.

John K. McGillicuddy (Chair)

Juan Enriquez

Gautam S. Kaji

William C. Kirby

Roderick C.G. MacLeod

Sue H. Rataj

Lydia W. Thomas

Audit Fees

Deloitte & Touche LLP was Cabot’s independent registered public accounting firm for fiscal 2012 and 2011. Fees for professional services rendered by Deloitte & Touche LLP for fiscal 2012 and 2011 were as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees	$6,077,000	$4,643,722
Audit-Related Fees	$1,203,000	$1,333,189
Tax Fees	$274,000	$270,844
All Other Fees	$494,000	$0

The audit services for each of fiscal 2012 and 2011 include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K (including audit of internal control over financial reporting) and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, consultations regarding on-going financial accounting matters, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Statutory audit fees in foreign jurisdictions are billed in local currency.

The audit-related services for each of fiscal 2012 and 2011 consisted primarily of fees for audits of: (i) employee pension and other benefit plans; (ii) certain stand-alone financial statements; (iii) the statutory audit of Cabot’s captive insurance company; and (iv) fees for due diligence matters.

For fiscal 2012 and 2011, tax services consisted primarily of fees for tax compliance and preparation services and tax advisory services.

For fiscal 2012, other fees consisted primarily of fees for advisory services related to acquisition integration activities.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by Cabot’s independent registered public accounting firm. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the Audit Committee requires the independent registered public accounting firm to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings, provided that the estimated fee for any such services does not exceed $100,000, and any such pre-approvals must then be communicated to the full Audit Committee.

All of the services described above for fiscal 2012 and 2011 were pre-approved by the Audit Committee or Committee Chair.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) to serve as Cabot’s independent registered public accounting firm for its fiscal year ending September 30, 2013. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of D&T, the Audit Committee may reconsider the appointment and may retain D&T or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of D&T, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

Representatives from D&T are expected to be present at the 2013 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Cabot’s stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for fiscal 2013.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended September 30, 2012.

Future Stockholder Proposals

Any stockholder proposal intended for inclusion in Cabot’s proxy statement for the 2014 Annual Meeting of Stockholders must be received by Cabot at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by October 1, 2013 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2014 Annual Meeting of Stockholders without including it in Cabot’s proxy statement, such stockholder must comply with the advance notice provisions of Cabot’s By-Laws. Those provisions require that Cabot receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 8, 2013, and not later than January 7, 2014.

Annual Report on Form 10-K

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K, including the financial statements and schedules, for fiscal 2012. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies at a fee estimated not to exceed $14,000.

Miscellaneous

Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2013 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2013

Appendix A

Non-GAAP Financial Measures

The discussion of our results in the CD&A section of this proxy statement includes a discussion of our adjusted EPS, adjusted EBITDA and adjusted ROIC, which are not measures of financial performance under U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation from, or as replacements for, earnings per share from continuing operations determined in accordance with GAAP, nor as substitutes for measures of profitability or performance reported in accordance with GAAP. These non-GAAP measures exclude certain items of expense or income that management does not consider representative of our ongoing performance. Our chief operating decision-maker uses these non-GAAP financial measures to evaluate the performance of the Company in terms of profitability and for performance-based compensation purposes. The following charts reconcile non-GAAP measures discussed in the CD&A to the closest GAAP measure, or explain our calculations.

Adjusted EPS

Adjusted EPS is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of our ongoing performance. For 2012, the certain items were primarily for global restructuring activities, acquisition-related charges, environmental and legal reserves, and certain tax matters. A reconciliation of adjusted EPS to EPS from continuing operations, the most directly comparable GAAP financial measure is set forth below.

(per share)	2010	2011	2012
Net income (loss) per diluted common share attributable to Cabot Corporation	$2.35	$3.57	$5.99
Less: Net income (loss) per diluted common share from discontinued operations	$0.41	$0.80	$3.16
Net income (loss) per diluted common share from continuing operations	$1.94	$2.77	$2.83
Less: Certain items per share	$(0.46)	$0.34	$(0.49)
Adjusted net income per share	$2.40	$2.43	$3.32

Adjusted EBITDA*

In calculating adjusted EBITDA, we deduct from segment earnings before taxes accelerated depreciation and add back unallocated corporate costs, and depreciation and amortization. A calculation of adjusted EBITDA is set forth below.

(dollars in millions)	2010	2011	2012
Total Segment EBIT**	$314	$354	$409
Less: accelerated depreciation	$11	$3	$6
Plus: unallocated corporate costs	$(48)	$(53)	$(56)
Plus: depreciation and amortization	$143	$144	$156
Adjusted EBITDA	$398	$442	$503

*	excludes financial results of the Supermetals Business, which we divested in January 2012

**

Total Segment EBIT includes equity in net income of affiliated companies, net of tax, the full operating results of a contractual joint venture in Purification Solutions, royalties paid by equity affiliates and net income attributable to noncontrolling interests, net of tax, but excludes certain items, interest expense, foreign currency transaction gains and losses, interest income, dividend income, unearned revenue, the effects of LIFO accounting for inventory, and unallocated general and corporate costs. A reconciliation of Total Segment EBIT to income from continuing operations before income taxes and equity in net earnings of affiliate companies is provided in our Form 10-K.

A-1

Adjusted ROIC

In calculating adjusted ROIC, we divide four quarter rolling net income (loss) attributable to Cabot Corporation (less the after-tax impact of noncontrolling interest in net income, net interest expense, and certain items) by the most recent five quarters’ average of Cabot Corporation stockholders’ equity plus noncontrolling interest’s equity and debt, less cash and cash equivalents and the four quarter rolling impact of after-tax certain items. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner we calculate ROIC.

A-2

January 28, 2013

Dear Plan Participant:

The Annual Meeting of Stockholders of Cabot Corporation will be held on March 7, 2013. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employees’ Stock Purchase Plan (“ESPP”) and/or the Cabot Employee Stock Purchase Plan, you are the beneficial owner of Cabot Common Stock and have the right to vote or to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

I encourage you to exercise your right to vote these shares by completing the enclosed proxy card. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, the Trustees of the RSP or ESPP will vote shares for which no instructions are received from other plan participants and, in the case of the RSP, shares that have not yet been allocated to participants’ accounts, in the same proportion as the shares for which the Trustees have received timely instructions from others who do vote. If you hold shares through the RSP or the ESPP and do not vote, the plan Trustees will vote your shares (along with all other shares in the relevant plan for which votes are not cast, and with respect to the RSP, all unallocated shares) in the same proportion as those shares for which directions are received from other participants in the plans.

The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, Computershare, before March 5, 2013 in the enclosed postage-paid envelope. If you prefer, you may vote your shares by telephone or the Internet, as explained on the proxy card, until 1:00 a.m., Eastern Time, on March 6, 2013.

Sincerely,

Patrick M. Prevost

President and Chief Executive Officer

002CSN7738

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 7, 2013.

Vote by Internet • Go to www.investorvote.com/CABT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John S. Clarkeson*	☐	☐	☐	02 - Roderick C.G. MacLeod*	☐	☐	☐	03 - Sue H. Rataj*	☐	☐	☐

04 - Ronaldo H. Schmitz*	☐	☐	☐	* Each to be elected to the class of Directors whose term expires in 2016.

	For	Against	Abstain		For	Against	Abstain
2. Advisory approval of Cabot’s executive compensation.	☐	☐	☐	3. To ratify the appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2013.	☐	☐	☐
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cabot Corporation

Annual Meeting of Stockholders — March 7, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Karen Abrams, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 7, 2013 at 4:00 p.m., Eastern Time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE